Exhibit 99.2

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2011 and December 31, 2010

and for the periods ended June 30, 2011 and 2010

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

INDEX

PAGE
Consolidated Balance Sheets – June 30, 2011 and December 31, 2010 (Unaudited)	1

Consolidated Statements of Operations – Three and six months ended June 30, 2011 and 2010 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Six months ended June 30, 2011 (Unaudited)	3

Consolidated Statements of Cash Flows – Six months ended June 30, 2011 and 2010 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-58

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	June 30, 2011	December 31, 2010

Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,053,210 and $1,497,527)	$1,036,626	$1,503,356
Investments carried at fair value (amortized cost $0 and $822)	-	822
Short-term investments, at fair value (amortized cost $744,798 and $672,601)	745,966	674,460
Other investments (includes investments at fair value of $8,279 and $9,803)	9,210	11,030

Total	1,791,802	2,189,668

Cash and cash equivalents	458,052	229,062
Secured loan	600,000	975,000
Accrued investment income	17,001	21,193
Premiums receivable	1,428,654	1,588,999
Deferred acquisition costs	693,258	764,272
Prepaid reinsurance premiums	1,865,942	1,988,771
Insurance loss recoverable	2,657,509	2,531,494
Reinsurance recoverable on paid and unpaid losses	199,047	229,764
Property and equipment, at cost (less accumulated depreciation of $57,839 and $59,917)	3,070	4,479
Receivable for investments sold	1,647	1,627
Derivative assets	8,066	9,632
Current income taxes	6,062	20,282
Deferred income taxes, net	1,603,332	881,640
Other assets	29,642	65,518
Assets of consolidated VIE’s:
Cash	734,877	763,780
Investments held-to-maturity, at amortized cost (fair value $2,675,626 and $2,635,957)	2,840,000	2,840,000
Fixed-maturity securities at fair value	4,713,470	5,113,227
Loans receivable at fair value	2,320,278	2,183,365
Loan repurchase commitments	905,480	835,047
Derivative assets	1,006,830	829,319
Other assets	-	1,581

Total assets	$23,884,019	$24,067,720

Liabilities and Shareholders’ Equity
Liabilities:
Unearned premium revenue	$3,171,874	$3,470,192
Loss and loss adjustment expense reserves	864,725	1,129,358
Reinsurance premiums payable	374,363	389,749
Long-term debt	952,655	952,655
Deferred fee revenue	569,524	610,393
Payable for settlement of derivatives and investments purchased	215,056	82
Derivative liabilities	6,003,809	4,504,978
Other liabilities	200,290	173,792
Liabilities of consolidated VIE’s:
Variable interest entity notes (includes financial instruments carried at fair value $6,579,240 and $6,714,172)	9,386,277	9,521,208
Derivative liabilities	2,160,475	2,104,242

Total liabilities	23,899,048	22,856,649

Commitments and contingencies (See Note 11)

Shareholders’ (Deficit) Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000, issued and outstanding - 2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15,000	15,000
Additional paid-in capital	984,700	983,795
Retained (deficit) earnings	(1,064,336)	166,401
Accumulated other comprehensive income (loss), net of deferred income tax of $4,028 and $130	22,009	18,277

Total shareholders’ (deficit) equity	(15,029)	1,211,071

Total liabilities and shareholders’ (deficit) equity	$23,884,019	$24,067,720

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Premiums earned:
Scheduled premiums earned	$54,921	$64,273	$122,081	$131,336
Refunding premiums earned	8,047	99	8,109	4,340

Premiums earned (net of ceded premiums of $64,744, $80,504, $120,929 and $153,501)	62,968	64,372	130,190	135,676
Net investment income	15,837	21,904	45,899	54,542
Fees and reimbursements	26,504	26,614	48,543	150,892
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	(192,468)	(64,024)	(546,754)	(98,109)
Unrealized gains (losses) on insured derivatives	87,949	1,550,164	(1,502,965)	(685,631)

Net change in fair value of insured derivatives	(104,519)	1,486,140	(2,049,719)	(783,740)
Net gains (losses) on financial instruments at fair value and foreign exchange	519	(16,429)	33,282	(14,190)
Other net realized gains (losses)	(490)	19,573	461	19,573
Revenues of consolidated VIE’s:
Net investment income	13,224	10,392	26,365	20,772
Net gains (losses) on financial instruments at fair value and foreign exchange	44,472	286,045	82,230	415,849
Other net realized gains (losses)	-	-	-	(74,248)

Total revenues	58,515	1,898,611	(1,682,749)	(74,874)

Expenses:
Losses and loss adjustment	58,863	(82,803)	19,365	105,701
Amortization of deferred acquisition costs	40,474	38,419	73,538	86,841
Operating	30,485	31,518	64,821	56,246
Interest	33,524	33,728	67,052	68,463
Expenses of consolidated VIE’s:
Operating	7,465	3,732	18,082	10,075
Interest	10,520	10,392	21,044	20,773

Total expenses	181,331	34,986	263,902	348,099

Income (loss) before income taxes	(122,816)	1,863,625	(1,946,651)	(422,973)

Provision (benefit) for income taxes	(70,031)	604,704	(715,925)	(208,236)
Equity in net income (loss) of affiliates	(11)	92	(11)	84

Net income (loss)	$(52,796)	$1,259,013	$(1,230,737)	$(214,653)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (Unaudited)

For The Six Months Ended June 30, 2011

(In thousands except share amounts)

							Accumulated	Total
					Additional		Other	Shareholders’
	Preferred Stock		Common Stock		Paid-in	Retained	Comprehensive	Equity (Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	of MBIA Corp.
Balance, December 31, 2010	2,759	$27,598	67,936	$15,000	$983,795	$166,401	$18,277	$1,211,071

Comprehensive income:
Net income (loss):	-	-	-	-	-	(1,230,737)	-	(1,230,737)
Other comprehensive income (loss):
Change in unrealized appreciation of investments net of deferred taxes of $3,446	-	-	-	-	-	-	37,976	37,976
Change in foreign currency translation net of deferred taxes of $712	-	-	-	-	-	-	(34,244)	(34,244)

Other comprehensive income								3,732

Total comprehensive income								(1,227,005)

Capital contribution in connection with the sale of investments	-	-	-	-	3,236	-	-	3,236
Share-based compensation net of deferred taxes of $3,072	-	-	-	-	(2,331)	-	-	(2,331)

Balance, June 30, 2011	2,759	$27,598	67,936	$15,000	$984,700	$(1,064,336)	$22,009	$(15,029)

2011
Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes	$54,983
Reclassification adjustment, net of taxes	(17,007)

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes	$37,976

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,230,737)	$(214,653)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of bond premiums, net	(11,613)	(13,759)
Decrease in accrued investment income	4,192	1,599
Decrease in premiums receivable	177,060	158,089
Decrease in deferred acquisition costs	71,014	96,048
Decrease in unearned premium revenue	(314,816)	(308,723)
Decrease in prepaid reinsurance premiums	122,829	198,886
Decrease in reinsurance premiums payable	(15,386)	(56,589)
Decrease in loss and loss adjustment expense reserves	(264,633)	(159,158)
Increase (decrease) in reinsurance recoverable on paid and unpaid losses	30,601	(56,413)
Increase in insurance loss recoverable	(124,928)	(222,703)
Decrease in receivable from affiliates	46,879	12,750
Increase (decrease) in payable to reinsurers on recoverables	18,158	(17,531)
Depreciation	1,416	2,530
(Increase) decrease in accounts receivable	(74)	605
Decrease in accrued expenses	(5,654)	(51,227)
Decrease in deferred fee revenue	(40,869)	(47,365)
Other net realized (gains) losses	(461)	54,675
Realized losses and deconsolidation other settlements on insured derivatives	215,000	-
Unrealized losses on insured derivatives	1,502,965	685,631
Net gains on financial instruments at fair value and foreign exchange	(115,512)	(401,659)
Decrease in current income taxes	11,148	303,910
Deferred income tax benefit	(716,880)	(236,890)
Share-based compensation	741	361
Other operating	(11,477)	40,188

Total adjustments to net loss	579,700	(16,745)

Net cash used by operating activities	(651,037)	(231,398)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(262,980)	(15,078,255)
Sale of fixed-maturity securities	601,560	15,249,901
Decrease in loans receivable	254,827	159,399
Repayments for secured loan	375,000	500,000
Redemptions of fixed-maturity securities	187,891	323,165
Purchase of short-term investments, net	98,993	-
Sale of other investments, net	1,885	1,648
Sale of a business to an affiliate	146,151	-
Consolidation and deconsolidation of variable interest entities, net	-	479,490
Capital expenditures	(430)	(1,042)
Disposals of fixed assets	-	65,000

Net cash provided by investing activities	1,402,897	1,699,306

Cash flows from financing activities:
Principal paydown of variable interest entity notes	(551,773)	(755,483)
Repayment of long-term debt	-	(187,656)
Dividends paid	-	(1,005)

Net cash used by financing activities	(551,773)	(944,144)

Net increase in cash and cash equivalents	200,087	523,764
Cash and cash equivalents - beginning of period	992,842	594,218

Cash and cash equivalents - end of period	$1,192,929	$1,117,982

Supplemental cash flow disclosures:
Income taxes refunded, net	$(10,261)	$(281,156)
Interest paid:
Long-term debt	66,686	68,404
Variable interest entity notes	148,628	159,142
Non cash items:
Share-based compensation	$741	$361
Sale of fixed assets	428	-

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Revision of Consolidated Financial Statements for the Quarter Ended March 31, 2011

During the three months ended June 30, 2011, MBIA Corp. identified a model input error related to the measurement of fair value and associated unrealized losses on certain insured derivatives. This error related to the quarter ended March 31, 2011 and had understated pre-tax mark-to-market loss by $208 million. MBIA Corp. assessed the materiality of the error in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, Materiality, and concluded that this error was not material to the consolidated financial statements as of and for the three months ended March 31, 2011, and did not affect any prior consolidated financial statements. However, the cumulative effect of the error was determined to be material if the correction was recorded in the consolidated financial statements as of and for the three months ended June 30, 2011. In accordance with SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, the consolidated financial statements as of and for the three months ended March 31, 2011 have been revised in this filing and will be revised in the MBIA Inc.’s 2012 Form 10-Q for the period ending March 31, 2012.

The following tables summarize the correction of the error on MBIA Corp.’s consolidated statement of operations for the three months ended March 31, 2011 and on MBIA Corp.’s consolidated balance sheet as of March 31, 2011:

	Three Months Ended March 31, 2011
In millions	Balance as Reported	Correction of Error	Balance as Revised
Revenues:
Unrealized gains (losses) on insured derivatives	$(1,383)	$(208)	$(1,591)
Total revenues	(1,534)	(208)	(1,742)

Income (loss) before income taxes	(1,616)	(208)	(1,824)
Provision (benefit) for income taxes	(573)	(73)	(646)
Net income (loss)	(1,043)	(135)	(1,178)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

	As of March 31, 2011
In millions	Balance as Reported	Correction of Error	Balance as Revised
Assets:
Deferred income taxes, net	$1,459	$73	$1,532
Assets of consolidated VIE’s:
Derivative assets	715	108	823
Total assets	24,256	181	24,437

Liabilities:
Derivative liabilities	5,887	208	6,095
Liabilities of consolidated VIEs:
Derivative liabilities	1,910	108	2,018
Total liabilities	24,094	316	24,410

Shareholders’ Equity:
Retained (deficit) earnings	(877)	(135)	(1,012)
Total shareholders’ equity	162	(135)	27

The correction of the error had no impact on MBIA Corp.’s cash flows.

Business Developments

MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of June 30, 2011, MBIA Insurance Corporation was rated B with a negative outlook by Standard & Poor’s Financial Services LLC (“S&P”) and B3 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

During the second quarter of 2011, MBIA Corp. continued to seek to reduce both the absolute amount and the volatility of its liabilities and insured exposure through commutations of insurance policies. Additionally, during 2011, MBIA Corp. undertook actions to mitigate declines in the liquidity of MBIA Corp. The impact of these actions has been to mitigate erosion and reduce volatility in statutory capital and preserve liquidity. MBIA Corp. had statutory capital of $2.9 billion and $2.7 billion as of June 30, 2011 and December 31, 2010, respectively. MBIA Corp. ended the second quarter of 2011 with $1.1 billion in liquid assets, after claim payments and commutations of insured derivatives, compared with $1.2 billion as of December 31, 2010. A decline in the pace at which delinquencies increase in troubled real estate sectors and improvements in asset values have also contributed to the preservation and stabilization of capital and liquidity in MBIA Corp. during the second quarter of 2011.

In the first six months of 2011, MBIA Corp. commuted $3.7 billion of gross insured exposure comprising commercial mortgage-backed securities (“CMBS”) pools, investment grade corporate collateralized debt obligations (“CDOs”), a government supported entity, and a municipal gas facility. In the second quarter of 2011, MBIA Corp. reached an agreement for the commutation of an additional $2.7 billion of gross insured exposure comprising asset-backed collateralized debt obligations (“ABS CDOs”), which settled in the third quarter of 2011. While MBIA Corp.’s financial results for the second quarter of 2011 reflect this commutation, the payment by MBIA Corp. of the settlement amount and the reduction of its gross insured exposure occurred in the third quarter of 2011. Additionally, in the third quarter of 2011, MBIA Corp. reached agreements in principle to commute $5.6 billion of gross insured exposure comprising ABS CDOs and investment grade corporate CDOs. The total amount MBIA Corp. agreed to pay to commute the above transactions was within its aggregate statutory loss reserve for such transactions. With respect to the commutation transactions settling in the third quarter of 2011, MBIA Corp.’s statutory loss reserves and non-GAAP performance measures (adjusted pre-tax income and adjusted book value) have been positively impacted as of and for the three months ended June 30, 2011. In consideration for the commutation of insured transactions, including the transactions described above, MBIA Corp. has made and may in the future make payments to the counterparties the amounts of which, if any, may be less than or greater than any statutory loss reserves established for the respective transactions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s consolidated financial statements in future periods include, but are not limited to, the following:

•

If the U.S. economy weakens, commercial real estate values decline and commercial real estate servicer behavior does not continue to mitigate potential or actual credit losses in line with current trends, MBIA Corp. could incur substantial additional losses in that sector. As of June 30, 2011, MBIA Corp. had CMBS pool and commercial real estate (“CRE”) CDO insured par exposure of approximately $33.5 billion and $7.0 billion, respectively, excluding approximately $4.0 billion of CRE loan pools, primarily comprising European assets. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of CMBS credit impairments.

•

Incurred losses from insured residential mortgage-backed securities (“RMBS”) have declined from their peaks. However, given the large percentage of mortgage loans, which were not underwritten in accordance with applicable underwriting guidelines, performance remains difficult to predict and losses could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss reserves.

•

While MBIA Corp. has settled a substantial part of its insured ABS CDO exposure at levels within its statutory loss reserves related to those exposures, further economic stress might cause increases in its loss estimates. As of June 30, 2011, MBIA Corp.’s ABS CDO gross par outstanding was approximately $11.2 billion and has decreased approximately $24.7 billion since 2007.

•

MBIA Corp.’s efforts to recover losses from the second-lien securitization originators could be delayed, settled at amounts below its contractual claims, or potentially settled at amounts below those recorded on its consolidated balance sheets prepared under statutory accounting principles and accounting principles generally accepted in the United States of America (“GAAP”). Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS loss recoveries.

•

MBIA Corp.’s recent financial results have been volatile, which has impacted management’s ability to accurately project future taxable income. Insurance losses incurred beyond those currently projected may cause MBIA Corp. to record allowances against some or all of its deferred tax assets. Refer to “Note 10: Income Taxes” for information about MBIA Corp.’s deferred tax assets.

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 6: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

While MBIA Corp. believes it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. Statutory capital, defined under statutory accounting principles as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by MBIA Corp.’s insurance regulators in its operations and constitute an event of default under certain of MBIA Corp.’s contracts, thereby materially and adversely affecting MBIA Corp.’s financial condition and results of operations.

Liquidity

As a financial services company, MBIA Corp. has been materially adversely affected by conditions in global financial markets. Current conditions and events in these markets have created substantial liquidity risk for MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Businesses, Developments, Risks and Uncertainties (continued)

In order to manage liquidity risk, MBIA Corp. maintains a liquidity risk management framework with the primary objective of monitoring potential liquidity constraints in its asset and liability portfolios and guiding the proactive matching of liquidity resources to needs. MBIA Corp.’s liquidity risk management framework seeks to monitor its cash and liquid asset resources using stress-scenario testing. Members of MBIA Corp.’s senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis.

As part of its liquidity risk management framework, MBIA Corp. seeks to evaluate and manage liquidity. There are legal, regulatory and other limitations on MBIA Corp.’s ability to utilize the liquidity resources within the overall enterprise. Unexpected loss payments arising from ineligible mortgage loans in securitizations that MBIA Corp. has insured, dislocation in the global financial markets, the overall economic downturn in the U.S., and the loss of MBIA Corp.’s triple-A insurance financial strength ratings in 2008 significantly increased the liquidity needs and decreased the financial flexibility. MBIA Corp. continues to satisfy all of its payment obligations and MBIA Corp. believes that it has adequate resources to meet its ongoing liquidity needs in both the short-term and the long-term. However, MBIA Corp. could face additional liquidity pressure in all of its operations and businesses through increased liquidity demands or a decrease in its liquidity supply if (i) loss payments on MBIA Corp.’s insured transactions were to rise significantly, including due to ineligible mortgage loans in securitizations that it has insured, (ii) market or adverse economic conditions persist for an extended period of time or worsen, (iii) MBIA Corp. is unable to sell assets at values necessary to satisfy payment obligations or is unable to access new capital through the issuance of equity or debt, (iv) MBIA Corp. experiences an unexpected acceleration of payments required to settle liabilities or (v) MBIA Corp. is unable to collect or is delayed in collecting on its contract claim recoveries related to ineligible mortgage loans in securitizations. These pressures could arise from exposures beyond residential mortgage-related stress, which to date has been the main cause of stress.

The reference herein to “ineligible” mortgage loans refers to those mortgage loans that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgage loans were sold with respect to such mortgage loans, including failure to comply with the related underwriting criteria, based on MBIA Corp.’s assessment, which included information provided by third-party review firms, of such mortgage loans’ compliance with such representations and warranties. MBIA Corp.’s assessment of the ineligibility of individual mortgage loans could be challenged/disputed by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by GAAP for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three and six months ended June 30, 2011 may not be indicative of the results that may be expected for the year ending December 31, 2011. The December 31, 2010 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on MBIA Corp.’s consolidated statements of operations. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or stockholders’ equity for all periods presented.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

In addition, MBIA Corp. has evaluated all subsequent events as of August 9, 2011, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures about Fair Value Measurements (Accounting Standards Update 2010-06)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. MBIA Corp. adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Refer to the Notes to Consolidated Financial Statements included in Exhibit 99.3 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for MBIA Corp. beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. MBIA Corp. did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on MBIA Corp.’s consolidated balance sheet, results of operations, or cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The new guidance is effective for MBIA Corp. beginning January 1, 2012. This standard is expected to only affect MBIA Corp.’s disclosures related to fair value; therefore, the adoption of this standard is not expected to affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for MBIA Corp. beginning January 1, 2012. This standard will only affect MBIA Corp.’s presentation of comprehensive income and will not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities

An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics (i) the power to direct the activities of the variable interest entity (“VIE”) that most significantly impact the entity’s economic performance, and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests. MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of June 30, 2011 and December 31, 2010. The following tables present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs as well as the value of the assets and liabilities MBIA Corp. has recorded for its interest in these VIEs as of June 30, 2011 and December 31, 2010. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured credit default swaps (“CDSs”) and any investments in obligations issued by nonconsolidated VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of June 30, 2011:

	June 30, 2011
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$29,140	$17,197	$137	$68	$-	$59	$-	$428
Mortgage-backed residential	51,751	17,206	77	90	2,361	88	354	6
Mortgage-backed commercial	5,684	3,160	-	2	-	2	-	-
Consumer asset-backed	9,123	5,393	18	27	-	27	18	-
Corporate asset-backed	30,011	17,060	269	205	12	219	-	-

Total global structured finance	$125,709	$60,016	$501	$392	$2,373	$395	$372	$434
Global public finance	43,781	23,485	-	222	-	277	-	-

Total insurance	$169,490	$83,501	$501	$614	$2,373	$672	$372	$434

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Variable Interest Entities (continued)

The following table presents information related to nonconsolidated VIEs as of December 31, 2010:

	December 31, 2010
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments (1)	Premiums Receivable (2)	Insurance Loss Recoverable (3)	Unearned Premium Revenue (4)	Loss and Loss Adjustment Expense Reserves (5)	Derivative Liabilities (6)
Insurance:
Global structured finance:
Collateralized debt obligations	$30,628	$18,068	$126	$78	$-	$68	$-	$360
Mortgage-backed residential	56,828	18,494	71	95	2,270	93	598	3
Mortgage-backed commercial	5,547	3,138	-	2	-	2	-	-
Consumer asset-backed	11,709	6,780	19	30	-	29	-	-
Corporate asset-backed	42,380	22,468	246	325	5	340	-	-

Total global structured finance	$147,092	$68,948	$462	$530	$2,275	$532	$598	$363
Global public finance	42,370	21,201	-	225	-	280	-	-

Total insurance	$189,462	$90,149	$462	$755	$2,275	$812	$598	$363

(1) - Reported within “Investments” on MBIA Corp.’s consolidated balance sheets.

(2) - Reported within “Premiums receivable” on MBIA Corp.’s consolidated balance sheets.

(3) - Reported within “Insurance loss recoverable” on MBIA Corp.’s consolidated balance sheets.

(4) - Reported within “Unearned premium revenue” on MBIA Corp.’s consolidated balance sheets.

(5) - Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets.

(6) - Reported within “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets.

The maximum exposure to losses as a result of MBIA Corp.’s variable interest in the VIE is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs, assuming a full credit event occurs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $12.5 billion and $11.5 billion, respectively, as of June 30, 2011 and were $12.6 billion and $11.6 billion, respectively, as of December 31, 2010. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities.” Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. No gains or losses were recognized on initial consolidation of additional VIEs during the six months ended June 30, 2011 and net realized losses of $74 million were recognized on initial consolidation of additional VIEs during the six months ended June 30, 2010. No gains or losses were recognized related to the deconsolidation of VIEs for the six months ended June 30, 2011 and 2010.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense (“LAE”) Process

As of June 30, 2011, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries were related to insured RMBS transactions, which are discussed below. MBIA Corp.’s case basis reserves do not include estimated losses on policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for additional information about MBIA Corp.’s insured credit derivative contracts. Additionally, refer to “Note 6: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for information about MBIA Corp.’s monitoring of outstanding insured obligations and for a summary of its loss reserving process.

RMBS Case Basis Reserves and Recoveries

RMBS Reserves

MBIA Corp.’s RMBS case basis reserves as of June 30, 2011, which relate to RMBS backed by home equity lines of credit (“HELOCs”) and closed-end second mortgages (“CES”), were determined through a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case and an additional stress case). In calculating ultimate cumulative losses, MBIA Corp. estimates the amount of loans that are expected to be “charged-off” (deemed uncollectible by servicers of the transactions) in the future. MBIA Corp. assumes that such charged-off loans have zero recovery values.

“Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off. Generally, Roll Rates are calculated for the previous three months and averaged. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans is 100% except for loans within the additional stress case scenario, where MBIA Corp. assumes a Roll Rate that is calculated using the actual observed average Roll Rate for 90+ day delinquent loans during the past twelve months. As of June 30, 2011, the Roll Rate used in MBIA Corp.’s additional stress case scenario was 97%. Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of May 31, 2011 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of May 31, 2011 (“Current Roll to Loss”) are calculated on a transaction-specific basis. A proportion of loans reported current as of May 31, 2011 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. In MBIA Corp.’s base case, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of May 31, 2011. In the stress case, the period of elevated delinquency and loss is extended by six months. In the additional stress case, MBIA Corp. assumes that the current trends in losses will remain through mid-2012, after which time they will revert to the base case. For example, in the base case, as of May 31, 2011, if 10% of the loans are in the 30-59 day delinquent bucket, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from June 2011 to December 2011). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans and an economic recovery will eventually result in loan performance reverting to historically low levels of default. In the model, MBIA Corp. assumes that all current loans that become delinquent are “charged-off” after six months of delinquency.

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates. For HELOCs, the current three-month average draw rate is used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional prepayment rate is used to project voluntary principal prepayments. The current loans generate excess spread which offset the losses and reduce the payments. Cash flows also assume a constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and LIBOR interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. For loans that remain current (not delinquent) throughout the projection period, MBIA Corp. assumes that voluntary prepayments occur at the average rate experienced in the most recent three-month period. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above were discounted using a risk-

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). However, given the large percentage of mortgage loans which were not underwritten in accordance with applicable underwriting guidelines, performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to the case basis reserves before considering potential recoveries would be approximately $175 million.

Since the third quarter of 2009, paid claims in each month have been somewhat below that projected in MBIA Corp.’s model. MBIA Corp. has not modified its expectations to reflect this lower paid claims rate. The difference between actual and projected paid claims has not been significant.

MBIA Corp. employs a similar approach to alternative A-paper (“Alt-A”) transactions with limited exceptions. The three major exceptions are: 1) the timelines to liquidation depend on the delinquency bucket of a loan (e.g., a loan in the real estate owned bucket is on average liquidated more quickly than a loan in the foreclosure bucket), 2) MBIA Corp. does not assume a 100% loss severity for charged-off Alt-A loans. The loss severity used for projections is the current loss severity for loans in an Alt-A transaction and 3) Current Roll to Loss stays at the May 31, 2011 level for five months before declining to 25% of this level over a 24 month period.

RMBS Recoveries

As of June 30, 2011, MBIA Corp. recorded estimated recoveries of $2.7 billion, gross of income taxes, related to RMBS put-back claims on ineligible loans consisting of $1.8 billion included in “Insurance loss recoverable” and $905 million included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of June 30, 2011 and December 31, 2010, MBIA Corp.’s estimated recoveries, after income taxes calculated at 35%, were $1.8 billion and $1.6 billion, respectively, which was -11,856% and 135% of the consolidated total shareholders’ equity of MBIA Corp., respectively. The percentage as of June 30, 2011 was a result of negative shareholders’ equity of $15 million recorded on MBIA Corp.’s consolidated balance sheets, principally driven by unrealized losses on insured derivatives as a result of MBIA Corp.’s nonperformance risk on the derivative liabilities, partially offset by an increase in recorded estimated recoveries related to put-back claims of ineligible loans. As of June 30, 2011 and December 31, 2010, the related statutory measures were 60% and 59%, respectively, of the statutory capital of MBIA Corp. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible loans, which have been disputed by the loan sellers/servicers and are currently subject to litigation initiated by MBIA Corp. to pursue recovery. While MBIA Corp. believes that it will prevail in enforcing its contractual rights, there is uncertainty with respect to the ultimate outcome. Furthermore, there is a risk that sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. Although it has been reported that government-sponsored market participants and bond insurers situated similarly to MBIA Corp. have been successful in putting back ineligible mortgage loans to sellers/servicers and receiving compensation and other financial guarantee insurers situated similarly to MBIA Corp. also have recorded expected recoveries for RMBS transaction losses, there can be no assurance that MBIA Corp. will successfully make recoveries on its contract claims.

Beginning in 2008, MBIA Corp. utilized loan level forensic review consultants to re-underwrite/review a sample of the mortgage loan files underlying RMBS transactions insured by MBIA Corp. The securitizations on which MBIA Corp. has recorded losses contain well over 500,000 individual mortgage loans, of which over 50,000 mortgage loans have been reviewed within 32 insured issues containing first and second-lien mortgage loan securitizations. MBIA Corp. recorded recoveries related to 28 of these 32 issues. MBIA Corp. may review loan files from additional insured issues in the future if factors indicate that material recovery rights exist; however MBIA Corp. believes that the practice of reviewing loans for purposes of assessing put-back recoveries is no longer necessary in light of legal decisions rendered during the fourth quarter of 2010 and second quarter of 2011, as discussed below. During their review, MBIA Corp.’s forensic review consultants utilized the same underwriting guidelines that the originators were to have used to qualify borrowers when originally underwriting the loans and determined that more than 80% of the loans reviewed were considered to be ineligible mortgage loans. The consultants graded the individual mortgage loans that were sampled into an industry standard three level grading scale, defined as (i) Level 1—loans complied with specific underwriting guidelines, (ii) Level 2—loans contained some deviation from underwriting guidelines but also contained sufficient compensating factors, and (iii) Level 3—loans contained material deviation from the underwriting guidelines without any compensating factors.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Recent legal decisions have led MBIA Corp. to conclude that the practice of reviewing individual loans for the purpose of assessing put-back recoveries is no longer necessary. First, MBIA Corp. determined that a sufficient number of loans in each securitization have already been reviewed to demonstrate widespread breaches of the contractual provisions of the agreements with the sponsors. Second, MBIA Corp. received a favorable decision on its motion in limine addressing the use of sampling in the Countrywide litigation (MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 602825/08 (N.Y. Sup. Ct.)). That decision provided that MBIA Corp. can present representative samples of loans from each of the securitizations at issue in the case to establish its causes of action, including its breach-of-contract claims. Further, in May 2011, the court in MBIA Insurance Corp. v. Morgan Stanley, et al, Index No. 29951-10 (N.Y. Sup. Ct.) confirmed recent precedent and held that MBIA is not limited to a loan-by-loan put-back remedy and can seek a pool-wide remedy based on sampling and extrapolation.

Based upon the above-referenced developments, MBIA Corp. utilizes probability-based scenarios primarily based on the percentage of incurred losses MBIA Corp. expects to collect as opposed to recoveries based primarily on loan file reviews. MBIA Corp.’s recovery estimates are based on five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities were assigned across these scenarios, with most of the probability weight on partial recovery scenarios. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses, which totaled $4.6 billion through June 30, 2011.

MBIA Corp. has developed estimates of breach rates primarily based upon loans with credit breaches or credit and compliance breaches because MBIA Corp. believes that loans with these types of breaches are not judgmental and cannot be cured. The results of the loan file reviews across all insured issues have indicated breach rates in these categories in excess of 80%. Breach rates were determined by dividing the number of loans that contained credit and/or credit and compliance breaches by the total number of loans reviewed for a particular transaction.

MBIA Corp. has not recognized potential recoveries related to sellers/servicers that MBIA Corp. has determined did not have sufficient capital and resources to honor their obligations. MBIA Corp. assesses the financial abilities of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. The indicative scenarios and related probabilities assigned to each scenario based on MBIA Corp.’s judgment about their relative likelihoods of being realized are used to develop a distribution of possible outcomes. The sum of the probabilities assigned to all scenarios is 100%. Expected cash inflows from recoveries are discounted using the current risk-free rate associated with the underlying transaction, which ranged from 1.32% to 3.14%, depending upon the transaction’s expected average life.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, but is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

To date, sellers/servicers have not substituted loans which MBIA Corp. has put back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs has led MBIA Corp. to initiate litigation against five of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $2.7 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover the full amount of its incurred losses and other damages. Currently, MBIA Corp. has received five decisions with regard to the motions to dismiss MBIA Corp.’s claims, all of which have initially denied the defendants’ motions to dismiss, allowing each of the cases to proceed on, at minimum, the fraud and breach-of-contract claims. However, in June 2011, in one of the five cases (MBIA Insurance Corp. v. Credit Suisse Securities et al., Index No. 603751/09E (N.Y. Sup. Ct.), the court reversed its earlier favorable decision permitting MBIA to pursue its fraud claim. However, subsequent to that Court’s reversal, also in June 2011, the New York State Appellate Division, First Department issued a unanimous ruling affirming the lower court’s decision in MBIA Insurance Corp. v. Countrywide Home Loans et al., Index No. 602825/08 permitting MBIA Corp. to pursue its fraud claims. MBIA Corp. believes that in light of this decision from the Appellate Division, the Court in the Credit Suisse case should reinstate its earlier favorable decision allowing MBIA to pursue its fraud claim in that matter as well. Additional information on the status of these litigations can be found in the “Recovery Litigation” discussion within “Note 11: Commitments and Contingencies.”

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s assessment of the recovery outlook for insured RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible loan substitution/repurchase obligations;

2.	the settlement for $1.1 billion on Assured Guaranty’s put-back related claims with Bank of America in April 2011;

3.	the improvement in the financial strength of issuers due to mergers and acquisitions and/or government assistance, which should facilitate their ability to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit the successors’ obligations to honor the obligations of the original sponsor. MBIA Corp.’s assessment of any credit risk associated with these sponsors (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

4.	evidence of loan repurchase/substitution compliance by sellers/servicers for put-back requests made by other harmed parties with respect to ineligible loans; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the Fannie Mae settlements announced on December 23, 2010 with Ally Bank and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010, and (iii) MBIA Corp.’s settlement agreement entered into on July 16, 2010 between MBIA Corp. and the sponsor of several MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received a payment in exchange for a release relating to its representation and warranty claims against the sponsor. This settlement also resolves all of MBIA Corp.’s representation and warranty claims against the sponsor on mutually beneficial terms and is substantially consistent with the recoveries previously recorded by MBIA Corp. related to these exposures;

5.	the favorable outcome for MBIA Corp. on defendants’ motions to dismiss in the actions captioned MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al, Index No. 602825/08 (N.Y. Sup. Ct.), MBIA Insurance Corp. v. Residential Funding Co., LLC, Index No. 603552/08 (N.Y. Sup. Ct.), MBIA v. GMAC Mortgage LLC, Index No. 600837/10E (N.Y. Sup. Ct.), and MBIA Insurance Corp. v. Morgan Stanley, et al, Index No. 29951-10 (N.Y. Sup. Ct.), where the respective courts each allowed MBIA’s fraud claims against the Countrywide, RFC, GMAC and Morgan Stanley defendants to proceed;

6.	the favorable outcome for MBIA Corp. on its motion to present evidence of Countrywide’s liability and damages through the introduction of statistically valid random samples of loans rather than on a loan-by-loan basis;

7.	the unanimous ruling from the New York State Appellate Division, First Department in the Countrywide litigation allowing MBIA to pursue its fraud claims; and

8.	loan repurchase reserves and/or settlements which have been publicly disclosed by certain sellers/servicers to cover such obligations.

MBIA Corp. continues to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented as developments in the pending litigation proceedings occur or new litigation is initiated. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Loss and LAE Activity

MBIA Corp.’s losses and LAE for the six months ended June 30, 2011 are presented in the following table:

Losses and LAE	Six Months Ended June 30, 2011
In millions	RMBS	Non-RMBS	Total
Losses and LAE related to actual and expected payments	$16	$(54)	$(38)
Recoveries of actual and expected payments	(66)	120	54

Gross losses incurred	(50)	66	16
Reinsurance	0	3	3

Losses and LAE	$(50)	$69	$19

The RMBS losses and LAE related to actual and expected payments included in the preceding table comprise net increases of previously established reserves. The RMBS recoveries of actual and expected payments comprise $154 million in recoveries resulting from ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgage loans, offset by an $88 million reduction in excess interest cash flows from the securitizations. Non-RMBS losses and LAE were primarily driven by non-RMBS mortgage and ABS CDO transactions as a result of continued credit deterioration within those sectors. Additionally, the reversal of loss and LAE reserves related to lower expected future claim payments from a tax-backed transaction were offset by the reversal of the corresponding recoveries of such payments.

Current period changes in MBIA Corp.’s estimate of potential recoveries may impact the amount recorded as an insurance loss recoverable asset, the amount of expected recoveries on unpaid losses netted against the gross loss and LAE reserve liability, or both.

Total paid losses, net of reinsurance and collections, for the six months ended June 30, 2011 was $358 million, including $333 million related to insured RMBS transactions. For the six months ended June 30, 2011, the increase in insurance loss recoverable related to paid losses totaled $108 million and primarily related to insured RMBS transactions.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of June 30, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	50	43	10	189	292
Number of issues(1)	34	27	5	123	189
Remaining weighted average contract period (in years)	9.0	5.3	7.7	9.5	8.9
Gross insured contractual payments outstanding(2):
Principal	$4,247	$1,861	$206	$10,658	$16,972
Interest	2,776	559	67	5,959	9,361

Total	$7,023	$2,420	$273	$16,617	$26,333

Gross claim liability	$-	$-	$-	$2,039	$2,039
Less:
Gross potential recoveries	-	-	-	3,663	3,663
Discount, net	-	-	-	158	158

Net claim liability (recoverable)	$-	$-	$-	$(1,782)	$(1,782)

Unearned premium revenue	$154	$17	$2	$137	$310

(1)- An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)- Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The gross claim liability represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which primarily relate to insured RMBS transactions. The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments and also primarily relate to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	199	43	12	179	433
Number of issues(1)	40	26	12	110	188
Remaining weighted average contract period (in years)	9.4	6.9	9.1	9.4	9.2
Gross insured contractual payments outstanding(2):
Principal	$5,041	$1,419	$1,446	$11,190	$19,096
Interest	3,439	536	746	6,132	10,853

Total	$8,480	$1,955	$2,192	$17,322	$29,949

Gross claim liability	$-	$-	$-	$2,692	$2,692
Less:
Gross potential recoveries	-	-	-	4,045	4,045
Discount, net	-	-	-	27	27

Net claim liability (recoverable)	$-	$-	$-	$(1,380)	$(1,380)

Unearned premium revenue	$148	$16	$72	$141	$377

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA.

The gross claim liability and gross potential recoveries in the preceding table primarily related to insured RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s insurance loss reserves and recoverables for insured obligations within MBIA Corp.’s classified list as reported on MBIA Corp.’s consolidated balance sheets as of June 30, 2011 and December 31, 2010. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

In millions	As of June 30, 2011	As of December 31, 2010
Loss reserves (claim liability)	$795	$1,059
LAE reserves	70	70

Loss and LAE reserves	$865	$1,129

Insurance claim loss recoverable	$(2,655)	$(2,531)
LAE insurance loss recoverable	(3)	-

Insurance loss recoverable	$(2,658)	$(2,531)

Reinsurance recoverable on unpaid losses	$193	$224
Reinsurance recoverable on LAE reserves	2	6
Reinsurance recoverable on paid losses	4	-

Reinsurance recoverable on paid and unpaid losses	$199	$230

As of June 30, 2011, loss and LAE reserves included $1.6 billion of reserves for expected future payments offset by expected recoveries of such future payments of $701 million. As of December 31, 2010, loss and LAE reserves included $2.0 billion of reserves for expected future payments offset by expected recoveries of such future payments of $896 million. As of June 30, 2011 and December 31, 2010, the insurance loss recoverable primarily related to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. expects to be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans by year-end 2012.

The following table presents MBIA Corp.’s RMBS exposure, gross undiscounted claim liability and potential recoveries, before the elimination of amounts related to consolidated VIEs, as of June 30, 2011. All loan files reviewed with recognized recoveries are included within the “Classified List.”

RMBS Exposure	Issues	Outstanding		Gross Undiscounted
$ in billions except number of issues		Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Insured issues designated as “Classified List”	47	$9.4	$4.0	$1.1	$4.3
Loan files reviewed with recognized recoveries	28	$8.2	$3.3	$0.8	$4.3

MBIA Corp. has performed loan file reviews on 30 of the 47 issues and recorded recoveries on 28 of those 30 issues. The gross potential recoveries include estimated recoveries based on MBIA Corp.’s incurred loss to date.

The following table presents changes in MBIA Corp.’s loss and LAE reserve for the six months ended June 30, 2011. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of June 30, 2011, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserve (claim liability) was 2.42%. LAE reserves are expected to be settled within a one year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Six Months Ended June 30, 2011

Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of June 30, 2011
$ 1,129	$(324)	$9	$(47)	$20	$(1)	$64	$16	$(1)	$865

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table decreased $264 million primarily due to a decrease in reserves related to loss payments and changes in discount rates. Offsetting these decreases were changes in assumptions due to additional defaults and charge-offs of ineligible mortgage loans in insured RMBS issues outstanding as of December 31, 2010.

The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the six months ended June 30, 2011. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Six Months Ended June 30, 2011
In millions	Gross Reserve as of December 31, 2010	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoveries	Gross Reserve as of June 30, 2011
Insurance Loss Recoverable	$2,531	$(3)	$34	$20	$-	$(116)	$190	$2	$2,658
Recoveries on Unpaid Losses	896	-	10	2	-	-	(212)	5	701

Total	$3,427	$(3)	$44	$22	$-	$(116)	$(22)	$7	$3,359

MBIA Corp.’s insurance loss recoverable increased $127 million primarily due to changes in assumptions driven by estimates of potential recoveries on issues outstanding as of December 31, 2010 resulting from ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgage loans, partially offset by changes in amount of collections. Recoveries on unpaid losses decreased by $195 million primarily due to changes in assumptions as a result of reduced expectations of future claim payments on U.S. public finance transactions, which resulted in a corresponding reduction in future expected recoveries.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured first and second-lien mortgage loan securitizations. The total estimated recoveries from ineligible loans of $2.7 billion as of June 30, 2011 include $1.8 billion recorded as “Insurance loss recoverable” and $905 million recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheet.

In millions
Total Estimated Recoveries from Ineligible Loans as of December 31, 2010	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Assumptions	Total Estimated Recoveries from Ineligible Loans as of June 30, 2011
$2,517	$38	$12	$-	$174	$2,741

The $174 million of changes in assumptions in the preceding table primarily resulted from probability-weighted scenarios as described within the preceding “RMBS Recoveries” section.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expense on MBIA Corp.’s consolidated statements of operations. The following table presents the expenses (gross and net of reinsurance) related to remedial actions for insured obligations:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2011	2010	2011	2010
Loss adjustment expense incurred, gross	$30	$2	$45	$16
Loss adjustment expense incurred, net	$30	$1	$45	$2

Credit Impairments Related to Structured CMBS Pools and CRE CDOs Accounted for as Derivatives

Most of the structured CMBS pools and CRE CDOs insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at fair value in MBIA Corp.’s consolidated financial statements. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts.

Since insured credit derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, they are evaluated for economic impairment periodically in the same way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments on insured derivatives represent the present value of estimated expected future claim payments, net of recoveries, for such transactions using a discount rate of 5.93%, consistent with the calculation of the statutory loss reserves. These credit impairments calculated using the statutory loss reserve methodology, differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. Although MBIA Corp.’s consolidated statements of operations include the changes in the fair values of these transactions, MBIA Corp. regards the changes in credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make.

For the six months ended June 30, 2011, the additional estimated credit impairment on structured CMBS pools and CRE CDO portfolios was estimated to be $363 million as a result of additional delinquencies and loan level liquidations. The aggregate credit impairment on structured CMBS pools and CRE CDO portfolios was estimated to be $1.5 billion through June 30, 2011. The impairment is estimated using MBIA Corp.’s loss reserve methodology, determined as the present value of the probability–weighted potential future losses, net of estimated recoveries, across multiple scenarios as described below. Although the pace of increases in the delinquency rate has slowed and many loans are being modified, liquidations have taken place. Some loans were liquidated with minimal losses of 1% to 2% while others experienced near complete losses. These have led to losses in the CMBS market and, in many cases, have resulted in reductions of enhancement to the individual CMBS bonds within the structured CMBS pools insured by MBIA Corp. In certain insured transactions, these losses have resulted in deductible erosion. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. As that protection is eroded, impairments increase even in the absence of significant further collateral deterioration.

In the CRE CDO portfolio, transaction specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. As a result, as well as additional collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. However, because of this, many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest that would have been allocated to more junior classes within the CDO has been diverted and redirected to pay down the senior most classes insured by MBIA Corp.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutations achieved in the course of 2010 and 2011, which included commutations of 22 structured CMBS pools and CRE CDO policies totaling $10.3 billion of gross insured exposure. This approach results in an estimated price to commute the remaining policies with price estimates based on this experience.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under three scenarios. In the first scenario, NOI and Cap Rates remain flat with no improvement over the remaining life of the loans (often five to six more years). In the second and third scenarios loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. These scenarios

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

also assume that Cap Rates and NOIs remain flat for the near term and then begin to improve slowly. Additionally, in these scenarios, any loan with a balance greater than $75 million with a debt service coverage ratio less than 1.0x or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into this scenario. The second and third scenarios project different levels of additional defaults with respect to loans that are current. This approach relies heavily on year-end financial statements at the property level. In modeling these scenarios, MBIA Corp. has received financial statements for year-end 2010 for 68% of the properties in the pools.

•

The third approach stratifies loans into debt service coverage buckets and uses default probabilities implied by a third-party default study for each bucket to project defaults. The implied defaults are converted into losses using a loss severity assumption. This approach also relies on year-end financial statements at the property level. As MBIA Corp. continues to see more current market performance statistics regarding modifications and liquidations in this cycle, MBIA Corp. will continue to de-emphasize this more actuarial-based approach and focus more on those scenarios which best reflect current market observations.

•

The fourth approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will remain at the peak level for a given time period and then decrease over time. This approach was applied in two scenarios. In the first scenario, MBIA Corp. assumes that 75% of the loans greater than 90 days delinquent (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) are liquidated. In the second scenario, MBIA Corp. assumes that 65% of these loans are liquidated and that 35% are modified and returned to current. These estimates are based on the levels of modifications that took place within the corresponding CMBX indices in the previous twenty-two months ended May 31, 2011.

The loss severities projected by these scenarios vary widely, from moderate to substantial losses. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. Beginning with the first quarter of 2010 through June 30, 2011, the probability-weighted loss estimate was $1.5 billion, and is inclusive of any claim or settlement payments. If macroeconomic stress escalates, there is a “double dip” recession, higher delinquencies, higher levels of liquidations of delinquent loans and/or higher severities of loss upon liquidation, MBIA Corp. may incur substantial additional losses.

Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only begun to take place over the past few months during this economic cycle, particularly for larger properties, ultimate loss rates remain uncertain. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on MBIA Corp.’s consolidated balance sheets as of June 30, 2011 and December 31, 2010:

	As of June 30, 2011		As of December 31, 2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale and investments held at fair value	$1,783	$1,783	$2,179	$2,179
Other investments	9	9	11	11
Cash and cash equivalents	458	458	229	229
Secured loan	600	396	975	591
Receivable for investments sold	2	2	2	2
Derivative assets	8	8	10	10
Assets of consolidated VIEs:
Cash	735	735	764	764
Investments held-to-maturity	2,840	2,676	2,840	2,636
Fixed maturity securities at fair value	4,713	4,713	5,113	5,113
Loans receivable	2,320	2,320	2,183	2,183
Loan repurchase commitments	905	905	835	835
Derivative assets	1,007	1,007	829	829
Liabilities:
Long-term debt	953	567	953	512
Payable for settlement of derivatives and investments purchased	215	215	-	-
Derivative liabilities	6,004	6,004	4,505	4,505
Liabilities of consolidated VIEs:
Variable interest entity notes	9,386	9,255	9,521	9,350
Derivative liabilities	2,160	2,160	2,104	2,104
Financial Guarantees:
Gross	4,037	4,402	4,600	3,906
Ceded	2,065	2,512	2,219	2,509

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. MBIA Corp.’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, and Investments Held at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. Fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Foreign governments—Foreign government obligations are generally valued based on quoted market prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, CDS spreads for similar instruments, and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBS”) and ABS are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized in Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Investments Held-To-Maturity

The fair values of investments held-to-maturity are determined using recently executed transaction prices or quoted prices when available. When position-specific quoted prices are not available fair values of investments held-to-maturity are based on quoted prices of similar securities. When quoted prices for similar investments are not available, fair values are based on valuation models using observable inputs including interest rate yield curves and bond spreads of similar securities.

Other Investments

Other investments include MBIA Corp.’s interest in equity securities. Fair value of other investments is determined by using quoted prices, live trades, or valuation models that use market-based and observable inputs. Other investments are categorized in Level 1 or Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased and the Settlement of Derivatives

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate fair values due to the short maturities of these instruments.

Secured Loan

The fair value of the secured loan is determined based on the underlying securities pledged as collateral. The underlying securities are generally corporate bonds. The fair value of these corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name CDS spreads and diversity scores as key inputs.

Loans Receivable at Fair Value

Loans receivable at fair value comprise loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS with similar characteristics and adjusted for the fair values of the financial guarantee obligations provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices similar of collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to RMBS trusts consolidated under the amended accounting principles for the consolidation of VIEs. This asset represents the rights of the trusts against the sellers/servicers for representations and warranties that the securitized residential mortgage loans sold to the trust comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans that fail to comply. Fair value measurement of loan repurchase commitments represents the amounts owed by the sellers/servicers to the trusts. Loan repurchase commitments are not securities and no identical or comparable market transaction information is observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on observable inputs including:

•	estimates of future cash flows for the asset;

•	expectations about possible variations in the amount and/or timing of the cash flows representing the uncertainty inherent in the cash flows;

•	time value of money, represented by the rate on risk-free monetary assets;

•	the price for bearing the uncertainty inherent in the cash flows (risk premium); and

•	other case-specific factors that would be considered by market participants.

Refer to the discussion of “RMBS Recoveries” within “Note 5: Loss and Loss Adjustment Expense Reserves” for a further description of how these estimates of future cash flows for the assets are determined, as well as the additional risk margins and discounts applied.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable inputs including interest rate yield curves and bond spreads of similar securities. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Long-term Debt

Long-term debt consists of surplus notes. The fair value of the surplus notes is estimated based on quoted market prices for the same or similar securities.

Insured Credit Derivatives

Derivative contracts of MBIA Corp. primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. These models include the Binomial Expansion Technique (“BET”) model and an internally developed model referred to as the “Direct Price Model.” For a limited number of other insured credit derivatives, fair values are determined using a dual-default model. The valuation of insured derivatives includes the impact of MBIA Corp.’s own credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

Description of MBIA Corp.’s Insured Credit Derivatives

As of June 30, 2011, MBIA Corp. had $99.9 billion of gross par outstanding on insured derivatives. The majority of MBIA Corp.’s derivatives are “credit derivatives” that reference structured pools of cash securities and CDS. MBIA Corp. generally insured the most senior liabilities of such transactions, and at transaction closing MBIA Corp.’s exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies (referred to as “Super Triple-A” exposure). The collateral backing MBIA Corp.’s insured derivatives was cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage- backed, commercial mortgage-backed, CRE loans, and CDO securities. As of June 30, 2011, the gross par outstanding on MBIA Corp.’s insured credit derivatives totaled $93.4 billion. The remaining $6.5 billion of gross par outstanding on insured derivatives as of June 30, 2011 primarily related to insured “interest rate” and “inflation-linked” swaps for which MBIA Corp. has insured counterparty credit risk.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Most of MBIA Corp.’s insured CDS contracts require that MBIA Corp. make payments for losses of the principal outstanding under the contracts when losses on the underlying referenced collateral exceed a predetermined deductible. MBIA Corp.’s gross par outstanding and maximum payment obligation under these contracts as of June 30, 2011 was $71.9 billion. The underlying referenced collateral for contracts executed in this manner largely consists of investment grade corporate debt and structured CMBS pools and, to a lesser extent, corporate and multi-sector CDOs (in CDO-squared transactions). MBIA Corp.’s multi-sector and CDO-squared transactions contain substantial RMBS-related collateral. As of June 30, 2011, MBIA Corp. also had $21.5 billion gross par outstanding on insured CDS contracts that require MBIA Corp. to make timely interest and ultimate principal payments.

Valuation Models Used

Approximately 80% of the balance sheet fair value of insured credit derivatives as of June 30, 2011 was valued using the BET Model. Approximately 19% of the balance sheet fair value of insured credit derivatives as of June 30, 2011was valued using the internally developed Direct Price Model. An immaterial amount of insured credit derivatives were valued using other methods, including a dual default model.

A. Description of the BET Model

1. Valuation Model Overview

The BET model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination. This approach assumes that bond insurers would be willing to accept these contracts from MBIA Corp. at a price equal to what MBIA Corp. could issue them for in the current market. While the premium charged by financial guarantors is not a direct input into MBIA Corp.’s model, the model estimates such premium and this premium increases as the probability of loss increases, driven by various factors including rising credit spreads, negative credit migration, lower recovery rates, lower diversity score and erosion of deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET model includes estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of the underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases is benchmarked; for collateral pools where the spread distribution is characterized by extremes, each segment of the pool is modeled separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The unrealized gain or loss on a transaction inception to date is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

2. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative. Cash security spreads reflect trading activity in funded fixed-income instruments while CDS spreads reflect trading levels for non-funded derivative instruments. While both markets are driven in part by an assessment of the credit quality of the referenced security, there are factors which create significant differences. These factors include CDS spreads driven by speculative activity as the CDS market facilitates both long and short positions without ownership of the underlying security, allowing for significant leverage.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable.

•	Sector-specific spread tables by asset class and rating.

•	Corporate spreads, including Bloomberg and Risk Metrics spread tables based on rating.

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

If current market-based spreads are not available, then MBIA Corp. applies either sector-specific spreads from spread tables provided by dealers or corporate spread tables. The sector-specific spread applied depends on the nature of the underlying collateral. Transactions with corporate collateral use the corporate spread table. Transactions with asset-backed collateral use one or more of the dealer asset-backed tables. If there are no observable market spreads for the specific collateral, and sector-specific and corporate spread tables are not appropriate to estimate the spread for a specific type of collateral, MBIA Corp. uses the fourth alternative in its hierarchy. This includes using tranched corporate collateral, where MBIA Corp. applies corporate spreads as an input with an adjustment for its tranched exposure.

As of June 30, 2011, sector-specific spreads were used in 7% of the transactions valued using the BET model. Corporate spreads were used in 48% of the transactions and spreads benchmarked from the most relevant spread source were used for 45% of the transactions. When determining the percentages above, there were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In these cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. The spread source can also be identified by whether or not it is based on collateral weighted average rating factor (“WARF”). No collateral-specific spreads are based on WARF, sector-specific spreads and corporate spreads are based on WARF and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 90% of the transactions.

Over time the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable, or the most appropriate. It is always MBIA Corp.’s objective to move to higher levels on the spread hierarchy table defined above. However, MBIA Corp. may on occasion move to lower priority inputs due to the discontinuation of data sources or due to MBIA Corp. considering higher priority inputs no longer representative of market spreads.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. A lower diversity score represents higher assumed correlation, increasing the chances of a large number of defaults, and thereby increasing the risk of loss in the senior tranche. A lower diversity score will generally have a negative impact on the valuation for MBIA Corp.’s senior tranche. The calculation methodology for a diversity score includes the extent to which a portfolio is diversified by industry or asset class, which is either calculated internally or reported by the trustee on a regular basis. Diversity scores are calculated at transaction origination, and adjusted as the collateral pool changes over time. MBIA Corp.’s internal modeling of the diversity score is based on Moody’s methodology.

c. Recovery Rate

Recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Input Adjustments for Insured CMBS Derivatives in the Current Market

Approximately $36.3 billion gross par of MBIA Corp.’s insured derivative transactions as of June 30, 2011 include substantial amounts of CMBS and commercial mortgage collateral. Since the CMBX is now quoted in price terms and the BET model requires a spread input, it is necessary to convert CMBX prices to spreads. Through the third quarter of 2010, MBIA Corp. assumed that a portion of the CMBX price reflected market illiquidity. MBIA Corp. assumed this illiquidity component was the difference between par and the price of the highest priced CMBX triple-A series. MBIA Corp. assumed that the price of each CMBX index has two components: an illiquidity component and a loss component. The market implied losses were assumed to be the difference of par less the liquidity adjusted price. These loss estimates were converted to spreads using an internal estimate of duration. Beginning in the fourth quarter of 2010, MBIA Corp. determined that it would not be appropriate to continue to use a CMBS illiquidity component in the models due to the increased liquidity in the marketplace.

e. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET model at discount rates which include MBIA Corp.’s CDS spreads as of June 30, 2011. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

B. Description of Direct Price Model

1. Valuation Model Overview

There are three significant model inputs used in determining fair value using the direct pricing model. Significant inputs include market prices obtained or estimated for all collateral within a transaction, the present value of the market-implied potential losses calculated for the transaction, and the impact of nonperformance risk.

2. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine the fair value of collateral, which applies an average based on securities with the same rating and security type categories.

•	Interest rates

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculates potential interest payments in each period and the potential principal loss at the legal final maturity date. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of June 30, 2011, MBIA Corp.’s net insured derivative liability of $6.0 billion comprised the fair values of insured derivatives included in “Derivative assets” and “Derivative liabilities” on MBIA Corp.’s consolidated balance sheets of $8 million and $6.0 billion, respectively, based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation results in a pre-tax net insured derivative liability which is $7.9 billion and $12.1 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of June 30, 2011 and December 31, 2010, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

MBIA Corp. reviews the model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads are observable for similar transactions, those spreads are an integral part of the analysis. For example, new insured transactions that resemble existing (previously insured) transactions are considered, as well as negotiated settlements of existing transactions. This data is rare or non-existent in recent periods. MBIA Corp. negotiated settlements of insured CDS transactions during the six months ended June 30, 2011 and 2010. In assessing the reasonableness of the fair value estimate for insured CDS, MBIA Corp. considered the executed prices for those transactions as well as a review of internal consistency with its methodology.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability, and (iv) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate. MBIA Corp.’s discount rates are adjusted to reflect its nonperformance risk. Fair value of gross financial guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid losses as reported on MBIA Corp.’s consolidated balance sheets.

Fair Value Measurements

The following fair value hierarchy tables present information about MBIA Corp.’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010:

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$327	$8	$-	$335
Foreign governments	330	50	13	393
Corporate obligations	-	345	67	412
Mortgage-backed securities:
Residential mortgage-backed agency	-	8	-	8
Residential mortgage-backed non-agency	-	106	7	113
Commercial mortgage-backed	-	6	-	6
Asset-backed securities:
Collateralized debt obligations	-	1	-	1
Other asset-backed	-	24	53	77
State and municipal bonds:	-	19	13	32

Total fixed-maturity investments	657	567	153	1,377
Money market securities	406	-	-	406
Other	9	-	-	9

Total investments	1,072	567	153	1,792
Derivative assets:
Credit derivatives	-	9	-	9

Total derivative assets	-	9	-	9
Assets of consolidated VIEs:
Corporate obligations	-	219	60	279
Mortgage-backed securities:
Residential mortgage-backed agency	-	13	-	13
Residential mortgage-backed non-agency	-	2,484	17	2,501
Commercial mortgage-backed	-	806	27	833
Asset-backed securities:
Collateralized debt obligations	-	594	179	773
Other asset-backed	-	241	73	314

Total fixed maturity securities held at fair value	-	4,357	356	4,713
Loans receivable	-	-	2,320	2,320
Loan repurchase commitments	-	-	905	905
Derivative assets:
Credit derivatives	-	-	997	997
Interest rate derivatives	-	10	-	10

Total derivative assets	-	10	997	1,007

Total assets	$1,072	$4,943	$4,731	$10,746

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using

In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2011
Liabilities:
Derivative liabilities:
Credit derivatives	-	21	5,983	6,004

Total derivative liabilities	-	21	5,983	6,004
Liabilities of consolidated VIEs:
Variable interest entity notes	-	2,026	4,553	6,579
Derivative liabilities:
Credit derivatives	-	-	1,590	1,590
Interest rate derivatives	-	554	-	554
Currency rate derivatives	-	-	16	16

Total derivative liabilities	-	554	1,606	2,160

Total liabilities	$-	$2,601	$12,142	$14,743

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$425	$25	$-	$450
Foreign governments	409	48	11	468
Corporate obligations	-	732	4	736
Mortgage-backed securities:
Residential mortgage-backed agency	-	84	-	84
Residential mortgage-backed non-agency	-	97	5	102
Commercial mortgage-backed	-	105	3	108
Asset-backed securities:
Collateralized debt obligations	-	2	13	15
Other asset-backed	-	21	70	91
State and municipal bonds	-	17	14	31

Total taxable bonds	834	1,131	120	2,085
Tax-exempt bonds:
State and municipal bonds	-	44	1	45

Total fixed maturity investments	834	1,175	121	2,130
Money market securities	49	-	-	49
Other	8	2	-	10

Total investments	891	1,177	121	2,189
Derivative assets:
Credit derivatives	-	10	-	10
Assets of consolidated VIEs:
U.S. Treasury and government agency	4	-	-	4
Corporate obligations	7	360	80	447
Mortgage-backed securities:
Residential mortgage-backed agency	-	37	-	37
Residential mortgage-backed non-agency	-	2,600	22	2,622
Commercial mortgage-backed	-	904	23	927
Asset-backed securities:
Collateralized debt obligations	-	548	189	737
Other asset-backed	-	254	81	335
State and municipal taxable and tax-exempt bonds	-	4	-	4

Total fixed maturity securities held at fair value:	11	4,707	395	5,113
Loans receivable	-	-	2,183	2,183
Loan repurchase commitments	-	-	835	835
Derivative assets:
Credit derivatives	-	-	817	817
Interest rate derivatives	-	12	-	12

Total derivative assets	-	12	817	829

Total assets	$902	$5,906	$4,351	$11,159

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Liabilities:
Derivative liabilities:
Credit derivatives	-	25	4,480	4,505

Total derivative assets	-	25	4,480	4,505
Liabilities of consolidated VIEs:
Variable interest entity notes	-	2,006	4,708	6,714
Derivative liabilities:
Credit derivatives	-	-	1,455	1,455
Interest rate derivatives	-	635	-	635
Currency rate derivatives	-	-	14	14

Total derivative liabilities	-	635	1,469	2,104

Total liabilities	$-	$2,666	$10,657	$13,323

Level 3 Analysis

Level 3 assets were $4.7 billion and $4.4 billion as of June 30, 2011 and December 31, 2010, respectively, and represented approximately 44% and 39%, of total assets measured at fair value, respectively. Level 3 liabilities were $12.1 billion and $10.7 billion as of June 30, 2011 and December 31, 2010, respectively, and represented approximately 82% and 80% of total liabilities measured at fair value, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended June 30, 2011 and 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended June 30, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2011
Assets:
Foreign governments	$19	$-	$-	$-	$(6)	$4	$-	$3	$-	$-	$(7)	$13	$-
Corporate obligations	8	-	-	-	-	1	-	-	-	58	-	67	-
Residential mortgage-backed non-agency	9	-	-	-	-	-	-	-	(3)	1	-	7	-

Commercial mortgage-backed	1	-	-	-	-	-	-	-	(1)	-	-	-	-

Collateralized debt obligations	4	-	-	-	-	-	-	-	(4)	-	-	-	-

Other asset-backed	67	-	-	(16)	-	-	-	3	(1)	-	-	53	-
State and municipal taxable bonds	12	-	-	1	-	-	-	-	-	-	-	13	-
State and municipal tax-exempt bonds	1	-	-	-	-	-	-	-	(1)	-	-	-	-

Assets of consolidated VIEs:
Corporate obligations	82	-	(17)	-	-	-	-	(2)	-	4	(7)	60	-
Residential mortgage-backed non-agency	18	-	4	-	-	-	-	(2)	-	-	(3)	17	1

Commercial mortgage-backed	29	-	1	-	-	-	-	(2)	(1)	-	-	27	(1)

Collateralized debt obligations	213	-	(28)	-	-	-	-	-	-	2	(8)	179	5

Other asset-backed	79	-	(7)	-	-	-	-	(1)	-	2	-	73	2

Loans receivable	2,327	-	68	-	-	-	-	(73)	(2)	-	-	2,320	68

Loan repurchase commitments	867	-	38	-	-	-	-	-	-	-	-	905	38

Total assets	$3,736	$-	$59	$(15)	$(6)	$5	$-	$(74)	$(13)	$67	$(25)	$3,734	$113

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of June 30, 2011
Liabilities:
Credit derivative, net	$6,070	$193	$(87)	$-	$-	$-	$-	$(193)	$-	$-	$-	$5,983	$925
Liabilities of consolidated VIEs:
VIE notes	4,998	-	(157)	-	-	-	-	(108)	(180)	-	-	4,553	(157)
Credit derivative, net	628	-	(35)	-	-	-	-	-	-	-	-	593	(35)
Currency derivative, net	12	-	4	-	-	-	-	-	-	-	-	16	4

Total liabilities	$11,708	$193	$(275)	$-	$-	$-	$-	$(301)	$(180)	$-	$-	$11,145	$737

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended June 30, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2010
Assets:
Foreign governments	$13	$-	$-	$-	$(1)	$-	$-	$-	$12	$-
Corporate obligations	71	(1)	-	2	(1)	-	-	(8)	63	-
Commercial mortgage-backed	1	-	-	-	-	-	-	-	1	-
Collateralized debt obligations	-	-	-	-	-	11	-	-	11	-
Other asset-backed	100	-	-	(6)	-	-	-	(7)	87	-
State and municipal tax-exempt bonds	45	-	-	1	-	(8)	-	-	38	-
Assets of consolidated VIEs:
Corporate obligations	81	-	76	-	-	(20)	-	(8)	129	-
Residential mortgage-backed non-agency	65	-	(253)	-	-	(2)	273	(34)	49	-
Commercial mortgage-backed	56	-	218	-	-	-	1	(59)	216	-
Collateralized debt obligations	326	-	(27)	-	-	-	40	(12)	327	-
Other asset-backed	146	-	8	-	-	-	2	(3)	153	-
Loans receivable	2,434	-	214	-	(40)		-	-	2,608	-
Loan repurchase commitments	715	-	77	-	-	-	-	-	792	77

Total assets	$4,053	$(1)	$313	$(3)	$(42)	$(19)	$316	$(131)	$4,486	$77

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3	Transfers out of Level 3	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities still held as of June 30, 2010
Liabilities:
Credit derivative, net	$6,033	$90	$(1,549)	$-	$-	$(90)	$-	$-	$4,484	$(1,551)
Interest derivative, net	-	-	5	-	-	-	-	-	5	5
Liabilities of consolidated VIEs:
VIE notes	5,371	-	116	-	(12)	(401)	-	-	5,074	-
Credit Derivative, net	266	-	1	-	-	-	-	-	267	1

Total liabilities	$11,670	$90	$(1,427)	$-	$(12)	$(491)	$-	$-	$9,830	$(1,545)

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $67 million and $25 million, respectively, for the three months ended June 30, 2011. Transfers into and out of Level 2 were $25 million and $67 million, respectively, for the three months ended June 30, 2011. Transfers into Level 3 were principally for corporate obligations where inputs, which are significant to their valuation, became unobservable during the

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

quarter. Transfers out of Level 3 were principally for collateralized debt obligations, corporate obligations and foreign governments. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended June 30, 2011, the net unrealized losses related to the transfers into Level 3 were $1 million and the net unrealized losses related to the transfers out of Level 3 was not significant.

Transfers into and out of Level 3 were $316 million and $131 million, respectively, for the three months ended June 30, 2010. Transfers into and out of Level 2 were $131 million and $316 million, respectively, for the three months ended June 30, 2010. Transfers out of Level 3 were principally for residential mortgage-backed non-agency and collateralized debt obligations securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for commercial mortgage-backed, residential mortgage-backed non-agency, collateralized debt obligations, and corporate obligations securities. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the three months ended June 30, 2010, the net unrealized gain related to the transfers out of Level 3 was not significant.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2011 and 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months Ended June 30, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2011
Assets:
Foreign governments	$11	$-	$-	$-	$(6)	$7	$-	$1	$-	$7	$(7)	$13	$-
Corporate obligations	4	-	-	-	-	11	-	-	(12)	64	-	67	-
Residential mortgage-backed non-agency	5	-	-	-	-	5	-	-	(4)	1	-	7	-
Commercial mortgage-backed	3	-	-	(1)	-	-	-	-	(1)	-	(1)	-	-
Collateralized debt obligations	13	1	-	(1)	-	2	-	(10)	(5)	1	(1)	-	-
Other asset-backed	70	-	-	(15)	-	-	-	6	(2)	-	(6)	53	-
State and municipal taxable bonds	14	-	-	(1)	-	-	-	-	-	-	-	13	-
State and municipal tax-exempt bonds	1	-	-	-	-	-	-	-	(1)	-	-	-	-
Assets of consolidated VIEs:
Corporate obligations	80	-	(17)	-	-	-	-	(4)	-	8	(7)	60	(1)
Residential mortgage-backed non-agency	22	-	2	-	-	-	-	(4)	-	-	(3)	17	2
Commercial mortgage-backed	23	-	7	-	-	-	-	(2)	(1)	-	-	27	6
Collateralized debt obligations	189	-	(14)	-	-	-	-	(3)	-	18	(11)	179	19
Other asset-backed	81	-	(9)	-	-	-	-	(2)	-	3	-	73	(2)
Loans receivable	2,183	-	296	-	-	-	-	(157)	(2)	-	-	2,320	296
Loan repurchase commitments	835	-	58	-	-	-	12	-	-	-	-	905	58

Total assets	$3,534	$1	$323	$(18)	$(6)	$25	$12	$(175)	$(28)	$102	$(36)	$3,734	$378

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still Held as of June 30, 2011
Liabilities:
Credit derivative, net	$4,480	$547	$1,503	$-	$-	$-	$-	$(547)	$-	$-	$-	$5,983	$2,324
Liabilities of consolidated VIEs:
VIE notes	4,708	-	274	-	-	-	-	(249)	(180)	-	-	4,553	274
Credit derivative, net	638	-	(45)	-	-	-	-	-	-	-	-	593	(45)
Currency derivative, net	14	-	2	-	-	-	-	-	-	-	-	16	2

Total liabilities	$9,840	$547	$1,734	$-	$-	$-	$-	$(796)	$(180)	$-	$-	$11,145	$2,555

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months Ended June 30, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2010
Assets:
Foreign governments	$12	$-	$-	$-	$-	$-	$-	$-	$12	$-
Corporate obligations	70	(1)	-	6	(2)	9		(19)	63	-
Commercial mortgage-backed	-	-	-	-	-	1	-	-	1	-
Collateralized debt obligations	14	-	-	-	-	(3)	-	-	11	-
Other asset-backed	34	-	-	(41)	-	92	8	(6)	87	-
State and municipal tax-exempt bonds	50	1	-	1	-	(14)	-	-	38	-
Assets of consolidated VIEs:
Corporate obligations	-	-	76	-	-	61	-	(8)	129	-
Residential mortgage-backed non-agency	151	-	(253)	-	-	(88)	273	(34)	49	-
Commercial mortgage-backed	3	-	218	-	-	53	1	(59)	216	-
Collateralized debt obligations	42	-	(27)	-	-	284	40	(12)	327	-
Other asset-backed	193	-	8	-	-	(47)	2	(3)	153	-
Loans receivable	-	-	195	-	(21)	2,434	-	-	2,608	-
Loan repurchase commitments	-	-	77	-	-	715	-	-	792	77

Total assets	$569	$-	$294	$(34)	$(23)	$3,497	$324	$(141)	$4,486	$77

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3	Transfers out of Level 3	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Liabilities Still held as of June 30, 2010
Liabilities:
Credit derivative, net	$3,798	$153	$686	$-	$-	$(153)	$-	$-	$4,484	$703
Interest derivative, net	-	-	5	-	-	-	-	-	5	5
Liabilities of consolidated VIEs:
VIE notes	-	-	132	-	(6)	4,948	-	-	5,074	-
Derivative contracts, net	-	-	(41)	-	-	308	-	-	267	(41)

Total liabilities	$3,798	$153	$782	$-	$(6)	$5,103	$-	$-	$9,830	$667

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $102 million and $36 million, respectively, for the six months ended June 30, 2011. Transfers into and out of Level 2 were $36 million and $102 million, respectively, for the six months ended June 30, 2011. Transfers into Level 3 were principally for corporate obligations and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for collateralized debt obligations, corporate obligations and foreign governments. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the six months ended June 30, 2011, the net unrealized losses related to the transfers into Level 3 was $1 million and the net unrealized losses related to the transfers out of Level 3 was not significant.

Transfers into and out of Level 3 were $324 million and $141 million, respectively, for the six months ended June 30, 2010. Transfers into and out of Level 2 were $141 million and $324 million, respectively, for the six months ended June 30, 2010. Transfers into Level 3 were principally for residential mortgage-backed non-agency and collateralized debt obligations securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for commercial mortgage-backed, residential mortgage-backed non-agency, corporate obligations and collateralized debt obligations securities. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1. For the six months ended June 30, 2010, the net unrealized gains and losses related to the transfers into and out of Level 3 were not significant.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the three months ended June 30, 2011 and 2010 are reported on the consolidated statements of operations as follows:

	Three months ended June 30, 2011
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$87	$(193)	$-	$-	$247

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2011	$(925)	$-	$-	$-	$301

	Three months ended June 30, 2010
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$1,549	$(91)	$(5)	$(1)	$76

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2010	$1,551	$-	$(5)	$-	$76

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Gains and losses (realized and unrealized) included in earnings pertaining to Level 3 assets and liabilities for the six months ended June 30, 2011 and 2010 are reported on the consolidated statements of operations as follows:

	Six months ended June 30, 2011
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(1,503)	$(547)	$1	$-	$92

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2011	$(2,324)	$-	$-	$-	$147

	Six months ended June 30, 2010
				Consolidated VIEs
In millions	Unrealized Gains (Losses) on Insured Derivatives	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
Total gains (losses) included in earnings	$(686)	$(153)	$(5)	$-	$118

Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2010	$(703)	$-	$(5)	$-	$118

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of the VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

The following tables presents the changes in fair value included in MBIA Corp.’s consolidated statement of operations for the three months ended June 30, 2011 and 2010, for all financial instruments for which the fair value option was elected:

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities held at fair value	$(120)	$-	$(120)	$231	$-	$231
Loans receivable at fair value:
Residential mortgage loans	29	-	29	130	-	130
Other loans	(35)	-	(35)	44	-	44
Loan repurchase commitments	39	-	39	77	-	77
Other assets	18	-	18	(2)	-	(2)
Long-term debt	241	-	241	(132)	-	(132)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables presents the changes in fair value included in MBIA Corp.’s consolidated statement of operations for the six months ended June 30, 2011 and 2010, for all financial instruments for which the fair value option was elected:

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
In millions	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	Net Realized Gains (Losses)	Total Changes in Fair Value
Fixed-maturity securities held at fair value	$93	$-	$93	$246	$21	$267
Loans receivable at fair value:
Residential mortgage loans	130	-	130	368	220	588
Other loans	7	-	7	18	-	18
Loan repurchase commitments	70	-	70	293	63	356
Other assets	(22)	-	(22)	(2)	159	157
Long-term debt	(90)	-	(90)	(423)	(333)	(756)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of June 30, 2011 and December 31, 2010, for loans and long-term debt for which the fair value option has been elected.

	As of June 30, 2011			As of December 31, 2010
In millions	Contractual Outstanding Principal	Fair Value	Difference	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$3,034	$2,144	$890	$3,334	$2,014	$1,320
Residential mortgage loans (90 days or more past due)	240	-	240	243	-	$243
Other loans	304	108	196	412	124	$288
Other loans (90 days or more past due)	191	68	123	149	45	$104

Total loans receivable at fair value	$3,769	$2,320	$1,449	4,138	2,183	1,955

Long-term debt	$23,573	$6,579	$16,994	17,619	6,714	10,905

Substantially all gains and losses included in earnings during the periods ended June 30, 2011 and December 31, 2010 on loans receivable and long-term debt are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the long-term debt, resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments

MBIA Corp.’s fixed-maturity portfolio consists of high-quality (average rating Aa) taxable and tax-exempt investments of diversified maturities. Other investments are primarily comprised of equity investments. The following tables present the amortized cost, fair value of available-for-sale fixed-maturity and other investments included in the consolidated investment portfolio of MBIA Corp. as of June 30, 2011 and December 31, 2010:

	June 30, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$331	$5	$(1)	$335
Foreign governments	376	17	-	393
Corporate obligations	413	2	(3)	412
Mortgage-backed securities:
Residential mortgage-backed agency	8	-	-	8
Residential mortgage-backed non-agency	71	42	-	113
Commercial mortgage-backed	6	1	(1)	6
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	154	1	(78)	77
State and municipal bonds	32	1	(1)	32

Total fixed-maturity investments	1,392	69	(84)	1,377
Other investments:
Other investments	7	1	-	8
Money market securities	406	-	-	406

Total other investments	413	1	-	414

Total available-for-sale investments	$1,805	$70	$(84)	$1,791

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$452	$1	$(3)	$450
Foreign governments	450	18	-	468
Corporate obligations	737	3	(4)	736
Mortgage-backed securities:
Residential mortgage-backed agency	84	-	-	84
Residential mortgage-backed non-agency	74	30	(2)	102
Commercial mortgage-backed	84	24	-	108
Asset-backed securities:
Collateralized debt obligations	13	1	-	14
Other asset-backed	153	1	(63)	91
State and municipal	31	-	-	31

Total taxable bonds	2,078	78	(72)	2,084
Tax-exempt bonds:
State and municipal	43	2	-	45

Total tax-exempt bonds	43	2	-	45

Total fixed-maturity investments	2,121	80	(72)	2,129
Other investments:
Other investments	9	1	-	10
Money market securities	49	-	-	49

Total other investments	58	1	-	59

Total available-for-sale investments	$2,179	$81	$(72)	$2,188

Fixed-maturity investments carried at fair value of $5 million as of June 30, 2011 and December 31, 2010, were on deposit with various regulatory authorities to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of June 30, 2011. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$338	$338
Due after one year through five years	403	418
Due after five years through ten years	357	363
Due after ten years through fifteen years	17	18
Due after fifteen years	37	35
Mortgage-backed	85	127
Asset-backed	155	78

Total fixed-maturity investments	$1,392	$1,377

Investments that are held-to-maturity are reported on MBIA Corp.’s consolidated balance sheets at amortized cost. These investments, which primarily relate to MBIA Corp.’s consolidated VIEs, primarily consist of ABS and loans issued by major national and international corporations and other structured finance clients. The following table presents the distribution of held-to-maturity investments by contractual maturity at amortized cost and fair value as of June 30, 2011:

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

			Consolidated VIEs

In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$-	$-	$-	$-
Due after one year through five years (1)	1	1	-	-
Due after five years through ten years	-	-	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	-	-	-	-
Mortgage-backed	-	-	-	-
Asset-backed	-	-	2,840	2,676

Total held-to-maturity investments	$1	$1	$2,840	$2,676

(1) - Relates to tax credit investments reported in “Other Investments” on the consolidated balance sheet.

There were $4 million of unrecognized gross gains and unrecognized gross losses were $168 million. There were no unrecognized gross gains and unrecognized gross losses were $204 million as of December 31, 2010. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of June 30, 2011 and December 31, 2010 related to available-for-sale fixed-maturity and other investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	June 30, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$6	$(1)	$-	$-	$6	$(1)
Foreign governments	16	-	-	-	16	-
Corporate obligations	161	(2)	17	(1)	178	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	-	-	-	-	-	-
Residential mortgage-backed non-agency	12	-	7	-	19	-
Commercial mortgage-backed	4	(1)	-	-	4	(1)
Asset-backed securities:
Collateralized debt obligations	1	-	-	-	1	-
Other asset-backed	13	-	39	(78)	52	(78)
State and municipal	14	(1)	-	-	14	(1)

Total fixed-maturity investments	$227	$(5)	$63	$(79)	$290	$(84)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$330	$(3)	$-	$-	$330	$(3)
Foreign governments	32	-	-	-	32	-
Corporate obligations	250	(1)	7	(3)	257	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	60	-	-	-	60	-
Residential mortgage-backed non-agency	16	(1)	8	(1)	24	(2)
Commercial mortgage-backed	7	-	-	-	7	-
Asset-backed securities:
Collateralized debt obligations	2	-	-	-	2	-
Other asset-backed	16	(1)	48	(62)	64	(63)
State and municipal	21	-	-	-	21	-

Total taxable bonds	734	(6)	63	(66)	797	(72)
Tax-exempt bonds:
State and municipal	5	-	-	-	5	-

Total tax-exempt bonds	5	-	-	-	5	-

Total	$739	$(6)	$63	$(66)	$802	$(72)

The following table presents the gross unrealized losses of held-to-maturity investments as of June 30, 2011 and December 31, 2010. Held-to-maturity investments are reported at amortized cost on MBIA Corp.’s consolidated balance sheets. The table segregates investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	June 30, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs:
Other asset-backed	$-	$-	$2,357	$(168)	$2,357	$(168)

Total	$-	$-	$2,357	$(168)	$2,357	$(168)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Assets of Consolidated VIEs:
Other asset-backed	$-	$-	$2,635	$(204)	$2,635	$(204)

Total	$-	$-	$2,635	$(204)	$2,635	$(204)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

As of June 30, 2011 and December 31, 2010, MBIA Corp.’s available-for-sale fixed-maturity investment, other investment and held-to-maturity investment portfolios’ gross unrealized losses totaled $252 million and $276 million, respectively. The weighted average contractual maturity of securities in an unrealized loss position as of June 30, 2011 and December 31, 2010 was 25 and 24 years, respectively. As of June 30, 2011, there were 33 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $247 million. Within these securities, the book value of six securities exceeded market value by more than 5%. As of December 31, 2010, there were 34 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $270 million. Within these securities, the book value of 31 securities exceeded market value by more than 5%.

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of June 30, 2011 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Refer to “Note 8: Investment Income and Gains and Losses” for information on realized losses due to other-than-temporary impairments.

Note 8: Investment Income and Gains and Losses

The following table includes MBIA Corp.’s total investment income:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2011	2010	2011	2010
Gross investment income
Fixed-maturity	$11	$16	$37	$40
Short-term investments	3	1	4	2
Other investments	4	7	9	16
Consolidated VIEs	13	10	26	21

Gross investment income	31	34	76	79
Investment expenses	2	2	4	4

Net investment income	29	32	72	75
Realized gains and losses
Fixed-maturity:
Gains	2	-	29	6
Losses	-	(1)	(4)	(1)

Total net realized gains (losses)(1)	2	(1)	25	(69)

Total investment income	$27	$31	$94	$80

(1) -	These balances are included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on MBIA Corp.’s consolidated statements of operations.

Net realized gains (losses) from fixed-maturity investments are generated as a result of the ongoing management of all of MBIA Corp.’s investment portfolios in 2011 and 2010. The increase in net realized gains was primarily driven by asset sales to finance commutation payments and continue to grow MBIA Corp.’s liquidity position.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses (continued)

The portion of other-than-temporary impairment losses on fixed-maturity securities that does not represent credit losses is recognized in accumulated other comprehensive income (loss). The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. for the three and six months ended ended June 30, 2010, for which a portion of the other-than-temporary impairment losses was recognized in accumulated other comprehensive income (loss), and the corresponding changes in such amounts. There were no other-than-temporary impairments in 2011.

In millions	Three Months Ended June 30,	Six Months Ended June 30,
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments	2010	2010
Beginning balance	$-	$93
Accounting transition adjustment(1)	-	(93)

Ending balance	$-	$-

(1)-	Reflects the adoption of the accounting principles for the consolidation of VIEs.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholders’ equity consisted of:

In millions	As of June 30, 2011	As of December 31, 2010
Fixed-maturity:
Gains	$69	$80
Losses	(84)	(72)
Foreign exchange	29	(28)

Net	14	(20)
Other investments:
Gains	1	1

Net	1	1

Total	15	(19)
Deferred income taxes (benefit) provision	(8)	(5)

Unrealized gains (losses), net	$23	$(14)

The change in net unrealized gains (losses), including the portion of other-than-temporary impairments included in accumulated other comprehensive loss, consisted of:

In millions	As of June 30, 2011	As of December 31, 2010
Fixed-maturity(1)	$34	$160
Other investments	-	1

Total	34	161
Deferred income tax (credited) charged	(4)	(10)

Change in unrealized gains (losses), net	$38	$171

(1) - The 12 month change as of December 31, 2010 included $134 million of net unrealized gains due to the transition adjustment for the adoption of the accounting principles for consolidation of VIEs.

Note 9: Derivative Instruments

MBIA Corp. accounts for derivative transactions in accordance with the accounting principles for derivative and hedging activities, as amended, which requires that all such transactions be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the definition of fair value of derivative instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on written CDS contracts, (ii) premiums paid and payable to reinsurers in respect of CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

MBIA Corp. has entered into derivative transactions that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. reduces risks embedded in its insured portfolio through the use of reinsurance. This includes cessions of insured derivatives under reinsurance agreements, in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured credit derivative portfolio. Such arrangements are also accounted for as derivatives and recorded in MBIA Corp.’s consolidated financial statements at fair value. As of June 30, 2011 and December 31, 2010, the amount of these arrangements was immaterial.

Variable Interest Entities

The consolidated variable interest entities have entered into derivative transactions primarily consisting of interest rate swaps and CDS contracts. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts. CDS contracts are entered into to hedge credit risk or to replicate investments in cash assets.

Credit Derivatives Sold

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of June 30, 2011. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted Average Remaining Expected Maturity	Notional Value
Credit Derivatives Sold		AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	6.2 Years	$16,403	$17,385	$9,057	$17,172	$33,108	$93,125	$(5,921)
Non-insured credit default swaps-VIE	4.3 Years	-	-	-	-	2,558	2,558	(1,590)
Insured swaps	19.5 Years	-	271	3,196	2,913	153	6,533	(9)
All others	3.3 Years	-	-	-	-	195	195	(73)

Total notional		$16,403	$17,656	$12,253	$20,085	$36,014	$102,411

Total fair value		$(56)	$(133)	$(175)	$(1,135)	$(6,094)		$(7,593)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents information about credit derivatives sold (insured) by MBIA Corp. that were outstanding as of December 31, 2010. Credit ratings represent the lower of underlying ratings currently assigned by Moody’s, S&P or MBIA.

In millions	Weighted	Notional Value
Credit Derivatives Sold	Average Remaining Expected Maturity	AAA	AA	A	BBB	Below BBB	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	7.5 Years	$20,721	$18,530	$11,323	$15,356	$34,341	$100,271	$(4,455)
Non-insured credit default swaps-VIE	4.8 Years	-	-	-	-	2,612	2,612	(1,455)
Insured swaps	16.4 Years	-	290	3,403	4,372	676	8,741	(11)
All others	8.5 Years	-	-	113	-	195	308	(39)

Total notional		$20,721	$18,820	$14,839	$19,728	$37,824	$111,932

Total fair value		$(41)	$(86)	$(315)	$(477)	$(5,041)		$(5,960)

Referenced credit ratings assigned by MBIA Corp. to insured credit derivatives are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees is $104.1 billion. This amount is net of $178 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative transactions through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that should MBIA Corp. pay a claim under a guarantee of a derivative contract, then MBIA Corp. could collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Impact

As of June 30, 2011 and December 31, 2010, MBIA Corp. reported derivative assets of $1.0 billion and $839 million, respectively, and derivative liabilities of $8.2 billion and $6.6 billion, respectively, which are shown separately on the consolidated balance sheets. The following table presents the amount of derivative assets and liabilities by instrument as of June 30, 2011:

In millions	Notional Amount Outstanding	Derivative Assets		Derivative Liabilities
			Fair Value
Derivative Instruments		Balance Sheet Location		Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$93,125	Derivative assets	$-	Derivative liabilities	$(5,921)
Non-insured credit default swaps-VIE	4,645	Derivative assets-VIE	997	Derivative liabilities-VIE	(1,590)
Insured swaps	11,003	Derivative assets	8	Derivative liabilities	(9)
Interest rate swaps -VIE	12,921	Derivative assets-VIE	1	Derivative liabilities-VIE	(554)
Cross Currency Swaps -VIE	129	Derivative assets-VIE	-	Derivative liabilities-VIE	(16)
All other	195	Derivative assets	-	Derivative liabilities	(73)
All other-VIE	481	Derivative assets-VIE	9	Derivative liabilities-VIE	-

Total derivatives	$122,499		$1,015		$(8,163)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table presents the amount of derivative assets and liabilities by instrument as of December 31, 2010:

In millions
	Notional	Derivative Assets		Derivative Liabilities
Derivative Instruments	Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$100,296	Derivative assets	$-	Derivative liabilities	$(4,455)
Non-insured credit default swaps-VIE	3,973	Derivative assets-VIE	817	Derivative liabilities-VIE	(1,455)
Insured swaps	13,501	Derivative assets	10	Derivative liabilities	(11)
Interest rate swaps -VIE	14,054	Derivative assets-VIE	2	Derivative liabilities-VIE	(635)
Cross Currency Swaps -VIE	137	Derivative assets-VIE	-	Derivative liabilities-VIE	(14)
All other	420	Derivative assets	-	Derivative liabilities	(39)
All other-VIE	592	Derivative assets-VIE	10	Derivative liabilities-VIE	-

Total derivatives	$132,973		$839		$(6,609)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three months ended June 30, 2011:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$112
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(193)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	35
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(22)
Currency swap-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(4)
All other	Unrealized gains (losses) on insured derivatives	(24)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	1

Total		$(95)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the three months ended June 30, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,540
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(64)
Insured swaps	Unrealized gains (losses) on insured derivatives	1
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(64)
All other	Unrealized gains (losses) on insured derivatives	9
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	1
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)

Total		$1,421

The following table shows the effect of derivative instruments on the consolidated statements of operations for the six months ended June 30, 2011:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(1,468)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(547)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	45
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	48
Currency swap-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)
All other	Unrealized gains (losses) on insured derivatives	(35)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)

Total		$(1,960)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Derivative Instruments (continued)

The following table shows the effect of derivative instruments on the consolidated statements of operations for the six months ended June 30, 2010:

In millions
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Net Gain (Loss) Recognized in Income
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(677)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(98)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	43
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(96)
All other	Unrealized gains (losses) on insured derivatives	(8)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(6)
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(9)

Total		$(851)

Note 10: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three and six months ended June 30, 2011 and 2010 are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
In millions	2011		2010		2011		2010
Pre-tax income (loss)	$(122)		$1,864		$(1,947)		$(423)
Provision (benefit) for income taxes	$(70)	57.4%	$605	32.5%	$(716)	36.8%	$(208)	49.2%

Embedded in the effective tax rate for the six months ended June 30, 2011 are the tax effects of the MBIA Corp.’s expected operating activities, such as scheduled premium earnings, fees, net investment income, and operating expenses, for the full year of 2011. For the six months ended June 30, 2011, MBIA Corp.’s effective tax rate applied to its pre-tax loss was higher than the U.S. statutory tax rate as a result of MBIA Corp.’s tax-exempt interest income from investments, income earned in non-U.S. jurisdictions, which is being taxed at less than 35%, and a reduction in the valuation allowance. MBIA Corp.’s effective tax rate related to the pre-tax loss for the six months ended June 30, 2010 was higher than the U.S. statutory rate primarily due to an unrealized net gain recorded on MBIA Corp.’s derivatives portfolio, tax-exempt interest from investments, and a decrease in the valuation allowance.

For interim reporting purposes, MBIA Corp. has calculated its effective tax rate for the full year of 2011 by treating the net unrealized loss on its insured derivative portfolio as a discrete item. As such, this amount is not included when projecting MBIA Corp.’s full year effective tax rate but rather is accounted for at the federal statutory rate of 35% after applying the projected full year effective tax rate to actual six-month results before the discrete item. Given MBIA Corp.’s inability to estimate this item for the full year of 2011, MBIA Corp. believes that it is appropriate to treat net unrealized gains and losses on its derivative portfolio as a discrete item for purposes of calculating its effective tax rate for the year.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Income Taxes (continued)

As of June 30, 2011, MBIA Corp. reported a net deferred tax asset of $1.6 billion, which includes a $5 million valuation allowance. MBIA Corp. has a full valuation allowance against the deferred tax asset related to losses from asset impairments and realized losses from sales of investments as these losses are considered capital losses, have a five year carryforward period, and can only be offset by capital gain income.

MBIA Corp. has concluded that it is more likely than not that the remaining deferred tax assets will be realized. In its conclusion, MBIA Corp. considered the following evidence (both positive and negative):

•

Due to the long-tail nature of the financial guarantee business, it is important to note that MBIA Corp., without regard to any new business, will have a steady stream of scheduled premium earnings with respect to the existing insured portfolio. MBIA Corp.’s announcement in February 2008 of a temporary suspension in writing new structured finance transactions and a permanent cessation with respect to insuring new CDS contracts, except in transactions related to the reduction of existing derivative exposure, would not have an impact on the expected earnings related to the existing insured portfolio. Although MBIA Corp. expects a significant portion of the unrealized losses to reverse over time, MBIA Corp. performed taxable income projections over a fifteen and twenty year period to determine whether it will have sufficient income to offset its deferred tax asset that will generate future ordinary deductions. In this analysis, MBIA Corp. concluded that premium earnings, even without regard to any new business, combined with investment income, less deductible expenses, will be sufficient to recover its net deferred tax asset.

•

MBIA Corp.’s taxable income projections used to assess the recoverability of its deferred tax asset include an estimate of future loss and LAE equal to the present value discount of loss reserves already recognized on MBIA Corp.’s consolidated balance sheets and an estimate of LAE which is generally insignificant. MBIA Corp. does not assume additional losses, with the exception of the accretion of its existing present value loss reserves, because MBIA Corp. establishes case basis reserves on a present value basis based on an estimate of probable losses on specifically identified credits that have defaulted or are expected to default.

•

As of June 30, 2011, MBIA Corp. had a deferred tax asset of $10 million related to unrealized gains and losses on investments. MBIA Corp. intends to hold these investments until maturity or until such time as the value recovers. As such, MBIA Corp. expects that the related deferred tax assets will reverse over the life of the securities.

•

Approximately $1.8 billion of the net deferred tax asset relates to losses on insured credit derivatives of approximately $5.2 billion. MBIA Corp. believes that such deferred tax asset “will more likely than not” be realized as MBIA Corp. expects the unrealized losses and its related deferred tax asset to substantially reverse over time as contracts mature or are commuted.

•

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in the MBIA Tax Sharing Agreement under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined under the tax sharing agreement.

•

While the ratings downgrades by the rating agencies have significantly adversely impacted MBIA Corp.’s ability to write new business, the downgrades did not have a material impact on earnings from the existing insured portfolio, which MBIA Corp. believes will be sufficient to absorb losses in the event that the cumulative unrealized losses become fully impaired.

•

With respect to installment policies, MBIA Corp. generally does not have an automatic cancellation provision solely in connection with ratings downgrades. For purposes of projecting future taxable income, MBIA Corp. has applied a haircut to adjust for the possible cancellation of future installment premiums based on recent data. With regard to upfront policies, to the extent that the issuer chooses to terminate a policy, any unearned premium reserve with respect to that policy will be accelerated into earnings (i.e. refundings).

•

With respect to insured CDS contracts, in the event that there are defaults for which MBIA Corp. is required to pay claims on such CDS contracts, MBIA Corp. believes that the losses should be characterized as ordinary losses for tax purposes and, as such, the actual and expected payments will be recorded as losses incurred for statutory accounting purposes. However, because the federal income tax treatment of CDS contracts is an unsettled area of tax law, in the event that the Internal Revenue Service (“IRS”) has a different view and considers the losses as capital losses, MBIA Corp. may be required to establish a valuation allowance against substantially all of the deferred tax asset related to these losses, until such time as it has sufficient capital gains to offset the losses. The establishment of this valuation allowance would have a material adverse effect on MBIA Corp.’s financial condition at the time of its establishment.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Income Taxes (continued)

After reviewing all of the evidence available, both positive and negative, MBIA Corp. believes that it has appropriately valued the recoverability of its deferred tax assets, net of the valuation allowance, as of June 30, 2011. MBIA Corp. continues to assess the adequacy of its valuation allowance as additional evidence becomes available. MBIA Corp.’s recent financial results have been volatile which has impacted management’s ability to project accurately future taxable income. Continued volatility or losses beyond those projected may cause MBIA Corp. to conclude at a future date that certain of the deferred tax assets within the $1.6 billion as of June 30, 2011 may not be realizable.

Ownership Change under Section 382 of the Internal Revenue Code

Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carryforwards, other tax carryforwards, and certain built-in losses upon an ownership change as defined under that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain shareholders in MBIA Inc.’s by more than fifty percentage points over a three year testing period (“Section 382 Ownership Change”).

During the first six months of 2011, the cumulative ownership shift decreased to approximately 25.6%. This was due to the expiration in the first quarter of the three-year testing window with respect to Section 382 changes in ownership:

•	The Warburg Pincus acquisition of MBIA Inc’s stock in a secondary offering on January 30, 2008.

•	The equity issuance which took place on February 13, 2008.

Although the cumulative ownership shift as of June 30, 2011 is significantly less than the 50% threshold, MBIA Inc. continues to monitor any changes in its ownership for new 5% owners, certain dispositions by 5% owners, future equity issuances, and redemptions and repurchases of shares.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes – Special Areas”

No U.S. deferred income taxes have been provided on the undistributed earnings of MBIA UK, MBIA Mexico and MBIA Assurance, which merged into MBIA UK as of December 31, 2007, because of MBIA Corp.’s practice and intent to permanently reinvest its earnings. The cumulative amounts of such untaxed earnings were $39 million and $114 million as of June 30, 2011 and December 31, 2010, respectively.

Accounting for Uncertainty in Income Taxes

It is MBIA Corp.’s policy to record any change in unrecognized tax benefits (“UTBs”) and related interest and penalties to income taxes as a component of income tax expense in the statement of operations. As of June 30, 2011 and December 31, 2010, there were no material changes in UTBs, interest, or penalties.

MBIA Corp.’s significant major tax jurisdictions include the U.S. and the United Kingdom (“U.K.”).

MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return. The IRS is currently examining tax years 2004 through 2009. MBIA Corp. expects this examination to be concluded before December 31, 2011, subject to review by the Joint Committee on Taxation. The U.K. tax authorities are currently auditing tax years 2005 through 2008. MBIA Corp. expects the examinations to be concluded before December 31, 2011. French tax matters have been concluded through 2007 including the settlement.

It is reasonably possible that the total amount of unrecognized tax benefit will significantly increase or decrease within the next 12 months due to the possibility of finalizing adjustments and concluding all significant tax examinations. The range of this possible change to the amount of the uncertain tax benefit cannot be estimated at this time.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Commitments and Contingencies

In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

The following commitments and contingencies provide an update to those discussed in “Note 19: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.3 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC on March 1, 2011 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.3 to Form 10-K.

Corporate Litigation

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

Following a hearing on demurrers on July 6-7, 2011, the court sustained MBIA’s demurrer to four of the eight causes of action without leave to amend. The court also sustained MBIA’s demurrer to plaintiffs’ cause of action for fraud, but with leave to amend. The surviving claims at present include plaintiffs’ Cartwright Act, Unfair Competition law, and breach of contract based on Cal. Insurance Code Section 332 claims.

In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950 (S.D.N.Y.)

As of May 31, 2011, MBIA has answered all of the existing complaints.

Tri-City Healthcare District v. Citibank. et al.; Case No. 30-2010-00359692 (Super. Ct. of Cal., County of Orange)

On June 13, 2011, Tri-City Healthcare District filed its Fourth Amended Complaint against MBIA Inc., MBIA Corp. and National , which purports to state seven causes of action against MBIA for fraud in the inducement, concealment, negligent misrepresentation, negligence, breach of contract, duress, and breach of the covenant of good faith arising from Tri-City Healthcare District’s investment in auction rate securities. On July 15, 2011, MBIA filed its demurrer to the Fourth Amended Complaint.

Recovery Litigation

MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al.; Index No. 602825/08 (N.Y. Sup. Ct., N.Y. County)

On June 30, 2011, the Appellate Division of the New York State Supreme Court affirmed the lower court’s denial of Countrywide’s motion to dismiss MBIA Corp.’s fraud claim. On May 25, 2011, MBIA Corp. filed its motion for partial summary judgment regarding proof of causation, and a hearing is scheduled for August 18, 2011.

MBIA Insurance Corp. v. Bank of America, et al.; Case No. BC417572 (Super. Ct Cal., County of Los Angeles)

On July 14, 2011 the court lifted the discovery stay in order for the parties to negotiate deposition scheduling and coordinate same with the New York Countrywide action.

MBIA Insurance Corp. v. Credit Suisse Securities (USA) LLC, et al.; Index No. 603751/09E (N.Y. Sup. Ct., N.Y. County)

On June 1, 2011, the court reversed its prior ruling issued on August 9, 2010, and dismissed MBIA Corp.’s fraudulent inducement cause of action. On June 24, 2011, MBIA Corp. filed a Notice of Appeal of the revised opinion. On July 7, 2011, the parties entered into a stipulation staying the case pending a hearing on MBIA Corp.’s motion to renew consideration of the court’s June 1 revised opinion in light of intervening authority from the Appellate Division of the New York State Supreme Court—the June 30, 2011 opinion in MBIA Corp.’s New York Countrywide action discussed above. MBIA Corp. filed its motion to renew on July 22, 2011.

MBIA Insurance Corp. v. Morgan Stanley; Index No. 29951-10 (N.Y. Sup. Ct., Westchester County)

On May 26, 2011, the court denied Morgan Stanley’s motion to dismiss, allowing MBIA Corp. to proceed on its fraud and breach of contract claims. On June 20, 2011, Morgan Stanley filed its answer to the complaint. On June 26, 2011, Morgan Stanley filed a Notice of Appeal with respect to the court’s denial of its motion to dismiss.

MBIA Insurance Corp. et al. v. Merrill Lynch, Pierce, Fenner, & Smith Inc. et al.; Index No. 601324/09E (N.Y. Sup. Ct., New York County)

On July 12, 2011, the parties filed a joint stipulation voluntarily dismissing the case with prejudice.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Commitments and Contingencies (continued)

MBIA Insurance Corp. et al. v. Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.; Case No. 09 Civ. 10093 (S.D.N.Y.)

On April 16, 2010, Rabobank and Bank of New York Mellon filed respective pleadings opposing MBIA Corp.’s motion for summary judgment and in support of their own cross-motions for summary judgment. On March 25, 2011, the court denied summary judgment to defendants on plaintiffs’ claim for breach of contract that it failed to provide proper notice of the sale of the reference obligations at issue, denied plaintiffs’ motion for summary judgment and granted summary judgment to defendants on plaintiffs’ remaining claims. Discovery will now commence on plaintiffs’ surviving claim.

Transformation Litigation

Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.)

The Aurelius plaintiffs have alerted the court of the June 28, 2011 Court of Appeals decision referenced below and the court signed a new scheduling order.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/09 (N.Y. Sup. Ct., N.Y. County)

On June 28, 2011, the New York State Court of Appeals reversed the Appellate Division of the New York State Supreme Court’s decision and allowed all of the plaintiffs’ claims to proceed, with the exception of plaintiffs’ claim for unjust enrichment. Seven of the original nineteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of their MBIA-insured exposures.

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

Submission of all papers relating to the original petition is scheduled to be completed by October 31, 2011.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

This proceeding is currently stayed.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations and financial condition.

Note 12: Subsequent Events

Refer to “Note 11: Commitments and Contingencies” for information about legal proceedings that developed after June 30, 2011.